Exhibit 2.1

STOCK PURCHASE AGREEMENT*

BY AND AMONG

INPIXON,

DESIGN REACTOR, INC.,

THE SELLERS SET FORTH ON THE SIGNATURE PAGE HERETO, TOGETHER
WITH PARTIES JOINING HEREIN, AS THE SELLERS,

AND

LEON PAPKOFF, AS SELLERS’ REPRESENTATIVE

DATED AS OF APRIL 30, 2021

*	Schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

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4.16 Company IT Systems	31
4.17 Employee Benefit Plans	32
4.18 Labor	34
4.19 Transactions with Related Parties	36
4.20 Insurance	36
4.21 Privacy and Data Security	37
4.22 Customers	37
4.23 Accounts and Attorneys	38
4.24 Financial Advisors	38

Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER	38
5.1 Organization and Power	38
5.2 Authorization of Agreement	38
5.3 Conflicts; Consents of Third Parties	39
5.4 Valid Issuance of Purchaser Shares	39
5.5 Investment	39
5.6 Financial Advisors	39
5.7 No Foreign Control	40

Article VI COVENANTS	40
6.1 Conduct of Business	40
6.2 Access to Information	42
6.3 Efforts; Governmental Approvals and Consents	42
6.4 Confidentiality	43
6.5 Preservation of Records	43
6.6 Publicity	43
6.7 Exclusivity	44
6.8 Registration Statement	44
6.9 Legend	45
6.10 Resignations and Releases	45
6.11 Non-Competition; Non-Solicitation	46
6.12 Company Financial Statements	47
6.13 Offering Materials.	47
6.14 Philippines Personnel	47
6.15 Voting Proxy	47
6.16 Bank Accounts	48
6.17 Leak-Out	48

Article VII CONDITIONS TO CLOSING	48
7.1 Conditions to the Obligations of the Company, the Sellers and Purchaser	48
7.2 Other Conditions to the Obligations of Purchaser	49
7.3 Other Conditions to the Obligations of the Company and the Sellers	49
7.4 Frustration of Closing Conditions	50

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Article VIII INDEMNIFICATION	50
8.1 Survival	50
8.2 Indemnification of the Purchaser Indemnified Parties	51
8.3 Indemnification of the Seller Indemnified Party	52
8.4 Indemnification Procedures	53
8.5 Direct Claims	55
8.6 Treatment of Indemnification Claims	55
8.7 Calculation of Losses	55
8.8 Exclusion of Other Remedies	56

Article IX TERMINATION	56
9.1 Termination	56
9.2 Effect of Termination	58

Article X TAX MATTERS	58
10.1 Tax Return Filings	58
10.2 Post-Closing Covenant	59
10.3 Transfer Taxes	59
10.4 Section 338(g) Elections	59
10.5 Tax Refunds	59

Article XI MISCELLANEOUS	60
11.1 Expenses	60
11.2 Governing Law	60
11.3 Submission to Jurisdiction; Waivers	60
11.4 Further Assurances	61
11.5 Entire Agreement	61
11.6 Amendments and Waivers	61
11.7 Notices	62
11.8 Severability	62
11.9 Specific Performance	63
11.10 No Third-Party Beneficiaries; No Recourse Against Affiliates	63
11.11 Assignment	63
11.12 Counterparts	63
11.13 Conflict Waiver; Attorney-Client Privilege	64
11.14 Non-recourse	65

Article XII DEFINITIONS AND INTERPRETATIONS	65
12.1 Certain Definitions	65
12.2 Certain Interpretive Matters	76

Exhibits

Exhibit A	Sellers and Allocation Schedule
Exhibit B	Sample Working Capital and Agreed Principles
Exhibit C	Form of Transfer and Assignment Agreement
Exhibit D	Form of Release
Exhibit E	Form of Option Cancellation Agreement
Exhibit F	Joinder to Stock Purchase Agreement
Exhibit G	Form of Accredited Investor Certificate
Exhibit H	Form of Regulation S Certificate
Exhibit I	Form of Termination Agreement
Exhibit J	Form of Founder Termination Agreement

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 30, 2021, by and among (i) Inpixon, a Nevada corporation (“Purchaser”), (ii) Design Reactor, Inc., dba The CXApp, a California corporation (the “Company”), (iii) each of the Sellers set forth on the signature page hereto and each other Person who owns Shares and executes a Joinder to Stock Purchase Agreement (each, a “Seller” and collectively, the “Sellers”) and (iv) Leon Papkoff, as Sellers’ Representative. Purchaser, the Company and each of the Sellers are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.” Capitalized terms that are used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in Article XII.

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, each Seller and Non-Signing Seller is the owner of record of the number of shares of capital stock of the Company set forth opposite its name on the Allocation Schedule, which constitute all of the issued and outstanding shares of capital stock of the Company (each, a “Share” and collectively, the “Shares”);

WHEREAS, the Sellers that are party to this Agreement as of the date hereof are the owners of record of at least eighty percent (80%) of the Shares issued and outstanding as of the date hereof;

WHEREAS, certain Sellers own all of the issued and outstanding Options (such Sellers, the “Optionholders”);

WHEREAS, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, all of the Shares held by the Sellers; and

WHEREAS, the Optionholders desire to surrender the Options for consideration pursuant to the terms of Option Cancellation Agreements attached hereto as Exhibit E (“Option Cancellation Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

PURCHASE AND SALE OF THE SHARES

1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, subject to Section 1.11, at the Closing, each Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from such Seller, all of the Shares owned by such Seller.

1.2 Aggregate Purchase Price. The aggregate purchase price for the Shares shall be an amount equal to (i) (a) Twenty-Two Million and Five Hundred Thousand Dollars ($22,500,000) (the “Cash Consideration”), plus (b) the amount, if any, by which the Working Capital exceeds the Working Capital Target, minus (c) the amount, if any, by which the Working Capital Target exceeds the Working Capital, plus (d) the Closing Cash, minus (e) Closing Date Indebtedness, minus (f) Transaction Expenses, minus (g) the Option Payout, minus (h) the Bonus Payout, minus (i) the amount that equals 70% of deferred revenue as of the Adjustment Time; and as such amount may be adjusted pursuant to the provisions of Section 1.6 and Section 1.11 (the amount that equals the Cash Consideration plus or minus, as applicable, the amounts set forth in clauses (b) – (i) inclusive, as adjusted pursuant to Section 1.6 and Section 1.11, the “Cash Purchase Price”); (ii) plus the Earnout Payment and (iii) plus Ten Million Dollars ($10,000,000), as such amount is adjusted pursuant to the provisions of Section 1.11, in shares of Purchaser Common Stock valued at the Closing Price to be issued on the Closing Date (the “Purchaser Shares”). Collectively, the Cash Consideration, the Earnout Payment and the Purchaser Shares represent the “Aggregate Purchase Price”.

1.3 Holdback Amount. In conjunction with the timing set out in Section 1.5, Purchaser shall retain Four Million and Eight Hundred Seventy Five Thousand Dollars ($4,875,000) in cash from the Cash Purchase Price (the “Holdback Amount”) to secure the indemnification and other obligations of the Sellers in favor of the Purchaser arising out of or pursuant to Article VIII and, at the option of Purchaser, to secure the obligation of the Sellers to pay any adjustment to the Cash Purchase Price pursuant to Section 1.6 and any other amounts payable by the Company or the Sellers hereunder. The Holdback Amount is to be governed by the terms and conditions set out in Section 1.9, and is to be paid to the Sellers in whole or in part or retained by the Purchaser in whole or in part, subject to the terms and conditions set out in Section 1.9.

1.4 Stock Options, Restricted Stock and Bonus Payout.

(a) No Option will be continued, assumed or substituted by the Company or Purchaser as part of the transactions contemplated hereby. Prior to the Closing Date, the Company shall enter into an Option Cancellation Agreement with each Optionholder, which shall provide for cash payments to be made to each Option Holder in consideration for the cancellation of their Options as follows:

(i) each Option that is vested and remains outstanding as of immediately prior to the Closing (the “Vested Options”) will be cancelled and the Sellers holding such Vested Options shall be paid an aggregate cash amount of $199,408.40 (subject to any applicable withholding) at the Closing as set forth in Section 1.5(b) (such cash amount, the “Vested Option Payout”);

(ii) each Option held by a non-U.S. resident Optionholder, other than the Philippines resident Optionholder, that is unvested and remains outstanding as of immediately prior to the Closing will be cancelled (such unvested Options, the “Unvested Non-U.S. Options”), and the Sellers holding such Unvested Non-U.S. Options shall receive the right to an aggregate cash amount of $789,217.93 payable in accordance with the schedule set forth in the Option Cancellation Agreement (such cash amount, the “Unvested Non-U.S. Option Payout”); and

(iii) each Option held by a U.S. resident Optionholder and the Philippines resident Optionholder that is unvested and remains outstanding as of immediately prior to the Closing will become fully vested and be cancelled (such Options, the “Cashed-Out Options”), and the Sellers holding such Cashed-Out Options shall be paid an aggregate cash amount of $1,404,274.45 (subject to any applicable withholding) at Closing as set forth in Section 1.5(b) (such cash amount, the “Cashed-Out Option Payout” and together with the Vested Option Payout and the Unvested Non-U.S. Option Payout, the “Option Payout”).

(b) The Unvested Non-U.S Option Payout shall be made to such non-U.S. Optionholders pursuant to the schedule set forth in their respective Option Cancellation Agreements (such payout date, an “Unvested Non-U.S. Option Payout Date”), provided that the payment of the Unvested Non-U.S. Option Payout (subject to any applicable withholding) shall be made on a scheduled payroll payment date occurring within forty-five (45) days following the applicable Unvested Non-U.S. Option Payout Date through the applicable payroll system, in each case pursuant to the terms and subject to the conditions set forth in this Agreement. Any Optionholder no longer actively employed on an Unvested Non- U.S. Option Payout Date shall not be eligible to receive their respective Unvested Non-U.S. Option Payout and such dollar amount shall either be added to the aggregate Earnout Payment if such Unvested Non-U.S. Option Payout Date is prior to the Earnout Payment Date or, if after the Earnout Payment Date, then such amount shall be deemed to be released back to Purchaser.

(c) The Equity Compensation Plan shall terminate as of the Closing, and no Optionholder issued Options pursuant to the Equity Compensation Plan or any participant in the Equity Compensation Plan shall have any additional rights thereunder. Prior to the Closing, the Company shall take any and all action necessary or appropriate under the Equity Compensation Plan or otherwise to give effect to this Section 1.4. All payments to be made under this Agreement in respect of Options, whether at or after the Closing, shall be processed in accordance with the Allocation Schedule through the Company’s payroll (or accounts payable department for independent contractors), and paid to holders of Options in accordance with applicable Law and the Company’s customary payroll practices and shall, for the avoidance of doubt, be subject to Section 1.7.

(d) Immediately prior to the Closing, all unvested restricted stock or restricted stock units shall have been accelerated and all underlying shares of capital stock of the Company shall be included in the Shares purchased by Purchaser pursuant to this Agreement. As of the Closing, there shall be no unvested shares of restricted stock or unvested restricted stock units of the Company.

(e) Prior to the Closing Date, the Company shall amend its offer letter to Chad Boden in such form as shall be approved by Purchaser (the “Amended Offer Letter”) to cancel any right to options of the Company in exchange for an aggregate cash bonus of $91,288.54 (subject to any applicable withholding) (the “Bonus Payout”) to be earned in accordance with the schedule set forth in the Amended Offer Letter (such payout date, a “Bonus Payout Date”). If Chad Boden is no longer actively employed on a Bonus Payout Date, he shall not be eligible to receive the Bonus Payout payable on such date and such dollar amount shall either be added to the aggregate Earnout Payment if such Bonus Payout Date is prior to the Earnout Payment Date or, if after the Earnout Payment Date, then such amount shall be deemed to be released back to Purchaser. The payment of the Bonus Payout (subject to any applicable withholding) shall be made on a scheduled payroll payment date occurring within forty-five (45) days following the applicable Bonus Payout Date through the applicable payroll system, in each case pursuant to the terms and subject to the conditions set forth in this Agreement. All payments to be made under this Agreement in respect of the Bonus Payout, whether at or after the Closing, shall be processed in accordance with the Amended Offer Letter through the Company’s payroll (or accounts payable department for independent contractors), and paid to Chad Boden in accordance with applicable Law and the Company’s customary payroll practices and shall, for the avoidance of doubt, be subject to Section 1.7.

1.5 Closing Payments and Issuance of Purchaser Shares. At the Closing, subject to the provisions of Section 1.11, Purchaser shall (i) cause its transfer agent to issue and record each Seller as the beneficial owner of such Seller’s respective entitlement as set forth in the Allocation Schedule of the Purchaser Shares, and deliver reasonable evidence thereof to the Sellers’ Representative, (ii) make or cause to be made, by wire transfer of immediately available funds to the Sellers’ Representative, the Sellers’ Representative Fund, and (iii) make or cause to be made, by wire transfer of immediately available funds to one or more bank accounts, which have been designated in writing by the Sellers’ Representative at least two (2) Business Days prior to the Closing Date, the following payments (each such payment, a “Closing Payment” and, collectively, the “Closing Payments”):

(a) payment to each Seller of a cash amount equal to such Seller’s respective entitlement of the Cash Purchase Price for the Shares as set forth in the Allocation Schedule of the aggregate amount that is equal to the Estimated Cash Purchase Price minus the Holdback Amount and minus the Sellers’ Representative Fund;

(b) payment to the Company, for distribution to the Optionholders that held Vested Options immediately prior to the Closing, and to Optionholders that held Cashed-Out Options immediately prior to the Closing, in accordance with the Company’s payroll practices and applicable withholding, a cash amount equal to the aggregate amount (subject to applicable withholding Tax) of cash allocated to each such Optionholder’s name in the Allocation Schedule, subject to such Optionholder’s execution of an Option Cancellation Agreement; and

(c) payment on behalf of the Company, to the payees thereof, of a cash amount equal to the amount of all Closing Date Indebtedness of the type identified in item (i) of the definition of “Indebtedness” and all Transaction Expenses; provided, that any Closing Date Indebtedness and Transaction Expenses payable to any Taxing Authority or any current or former employee of the Company shall be paid to the Company for further payment to the Taxing Authority or applicable employees through payroll, less applicable withholdings, as soon as reasonably practicable after the Closing Date.

Each of the Closing Payments shall be made in the amounts and as set forth in the Pre-Closing Statement delivered pursuant to Section 1.6 below.

1.6 Adjustment of the Cash Purchase Price.

(a) Pre-Closing Statement. No later than two (2) Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to Purchaser a statement (the “Pre-Closing Statement”) setting forth the Company’s good faith estimate of the Cash Purchase Price as of the Adjustment Time (the “Estimated Cash Purchase Price”), together with reasonably detailed calculations demonstrating each component thereof, as well as the amount of each Closing Payment. The Pre-Closing Statement shall be prepared in a manner consistent with the definitions of the terms Working Capital, Closing Cash, Closing Date Indebtedness, Transaction Expenses and the Accounting Rules and practices referred to therein (including as reflected on Exhibit B).

(b) Final Cash Purchase Price Adjustment. The Cash Purchase Price shall be adjusted following the Closing based on the difference between the Final Closing Date Cash Purchase Price (as determined in accordance with this Section 1.6 (Adjustment of the Cash Purchase Price)) and the Estimated Cash Purchase Price, and payment shall be made in respect of any such post-Closing adjustment as set forth in Section 1.6(e).

(c) Closing Statement. No later than ninety (90) days after the Closing Date, Purchaser shall cause to be prepared in good faith and delivered to the Sellers’ Representative a statement (the “Closing Statement”) setting forth Purchaser’s calculation of the Cash Purchase Price as of the Adjustment Time (“Closing Date Cash Purchase Price”), together with an unaudited, consolidated balance sheet of the Company as of the Adjustment Time. The Closing Statement shall be prepared in a manner consistent with the definitions of the terms Working Capital, Closing Cash, Closing Date Indebtedness, Transaction Expenses and the Accounting Rules and practices referred to therein (including as reflected on Exhibit B). For the avoidance of doubt, unless the Sellers’ Representative otherwise agrees in writing, Purchaser may not amend, adjust, supplement or modify the Closing Statement or the amount of Closing Date Cash Purchase Price following its delivery to the Sellers’ Representative. The Parties acknowledge that no adjustments may be made to the Working Capital Target.

(d) Disputes.

(i) The Sellers’ Representative shall have thirty (30) days to review the Closing Statement. If the Sellers’ Representative disagrees with Purchaser’s calculation of the Closing Date Cash Purchase Price as set forth in the Closing Statement, the Sellers’ Representative may, within thirty (30) days after receipt of the Closing Statement, deliver a written notice to Purchaser (a “Dispute Notice”) disagreeing with such calculation and setting forth the Sellers’ Representative’s basis for such disagreement. If the Sellers’ Representative fails to deliver such notice during such thirty (30)-day period, each of the Sellers and the Sellers’ Representative shall have waived its rights to contest the Closing Statement and the calculations of the Closing Date Cash Purchase Price set forth therein shall be deemed to be final and binding upon the Parties and such amount shall be used for purposes of calculating the adjustment pursuant to Section 1.6(e).

(ii) If a Dispute Notice is duly delivered pursuant to Section 1.6(d)(i), the Sellers’ Representative and Purchaser shall, during the thirty (30) days following such delivery, attempt to reach agreement on the disputed items or amounts to determine, as may be required, the amount of the Closing Date Cash Purchase Price. Any such agreement shall be in writing and shall be final and binding upon the Parties. If during such period, the Sellers’ Representative and Purchaser are unable to reach such agreement, then all amounts and items remaining in dispute shall be submitted by the Sellers’ Representative and Purchaser to the Accounting Referee for a determination resolving such disputed items or amounts for the purpose of calculating the Closing Date Cash Purchase Price (it being agreed and understood that the Accounting Referee shall act as an arbitrator to determine such disputed items or amounts (and, as a result thereof, the Closing Date Cash Purchase Price) and shall do so based solely on presentations and information provided by Purchaser and the Sellers’ Representative and not by independent review). Purchaser and the Sellers’ Representative shall agree, promptly after the appointment of the Accounting Referee, on the process and procedures governing the resolution of any disputed items by the Accounting Referee; provided, that if such Parties fail to agree on such process and procedures within ten (10) days following the appointment of the Accounting Referee, then such process and procedures shall be determined by the Accounting Referee (it being agreed and understood that such process shall include, at a minimum, appropriate measures to ensure compliance by the applicable Parties with Section 1.6(f) and the process and procedures for the submission of any written presentations by the Sellers’ Representative and Purchaser and the time periods thereof). In conducting its review, the Accounting Referee shall consider only those items or amounts in the Closing Statement and Purchaser’s calculations of the Closing Date Cash Purchase Price, in each case as to which the Sellers’ Representative has disagreed. The scope of the disputes to be resolved by the Accounting Referee shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement (including the definition of the terms Working Capital, Closing Cash, Closing Date Indebtedness, Transaction Expenses and the Accounting Rules) and the Accounting Referee is not to make any other determination. The Accounting Referee shall deliver to the Sellers’ Representative and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth its calculations of the Closing Date Cash Purchase Price, which amount shall not be less than the applicable amount thereof shown in Purchaser’s calculation delivered pursuant to Section 1.6(c) nor more than the amount thereof shown in the Sellers’ Representative’s calculation delivered pursuant to Section 1.6(d)(i). Such report shall be final and binding upon the Parties and shall be used for purposes of calculating the adjustment pursuant to Section 1.6(b) above. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 1.6(d) shall be the exclusive mechanism for resolving disputes regarding any adjustment to the Cash Purchase Price. A judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the Party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Referee shall be borne by the Parties in proportion to the relative amount each Party’s determination has been modified. For example, if the Sellers’ Representative challenges the calculation of the Closing Date Cash Purchase Price by an amount of $100,000, but the Accounting Referee determines that the Sellers’ Representative has a valid claim for only $60,000, the Sellers shall bear forty percent (40%) of the fees and expenses of the Accounting Referee and Purchaser shall bear the other sixty percent (60%) of such fees and expenses of the Accounting Referee.

(e) Final Closing Date Cash Purchase Price. Following the time that the Closing Date Cash Purchase Price is finally determined pursuant to this Section 1.6 (such finally determined amount, the “Final Closing Date Cash Purchase Price”), payment shall be made as follows:

(i) If the Final Closing Date Cash Purchase Price is greater than or equal to the Estimated Cash Purchase Price, then within five (5) Business Days after the Final Closing Date Cash Purchase Price is determined pursuant to this Section 1.6, Purchaser shall pay to the Sellers in accordance with their respective entitlement of the Cash Purchase Price as set forth in the Allocation Schedule by wire transfer of immediately available funds an amount equal to such excess, if any, to one or more bank accounts designated in writing by the Sellers’ Representative.

(ii) If the Final Closing Date Cash Purchase Price is less than the Estimated Cash Purchase Price, then within five (5) Business Days after the Final Closing Date Cash Purchase Price is determined pursuant to this Section 1.6, such shortfall shall be setoff, withheld and retained against and from the Holdback Amount first, to the extent available, then, to the extent of any remaining shortfall, the Sellers, severally and not jointly, shall pay to Purchaser by wire transfer of immediately available funds a cash amount equal such remaining shortfall.

Upon payment of the amounts provided in this Section 1.6(e) in accordance herewith, none of the Parties may make or assert any claim under this Section 1.6 or any other provision of this Agreement with respect to the calculation of the Cash Purchase Price.

(f) Cooperation. During the period of time from and after the Closing Date through the final determination and payment of the Final Closing Date Cash Purchase Price in accordance with this Section 1.6, (i) the Sellers’ Representative and Purchaser shall, and Purchaser shall cause the Company, and each of its and their representatives to, reasonably cooperate and assist in any review by the Accounting Referee of the Closing Statement and the calculations of the Closing Date Cash Purchase Price and in the conduct of the review referred to in this Section 1.6 and (ii) Purchaser shall afford, and shall cause the Company to afford, to the Sellers’ Representative and any accountants, counsel or financial advisers retained by the Sellers’ Representative in connection with the review of the Closing Date Cash Purchase Price, and afford to the Accounting Referee in connection with any review by it in accordance with this Section 1.6, direct access during normal business hours upon reasonable advance notice to all the properties, books, records, contracts, documents, information, personnel and representatives (including the Company’s accountants) of the Company and such representatives (including the work papers of the Company’s accountants) relevant to the review or preparation of the Closing Statement and to the determination of the Closing Date Cash Purchase Price and, if requested by the Sellers’ Representative, shall provide any such books, records, contracts, documents and information electronically and in such formats as are reasonably requested.

1.7 Withholding. Each of Purchaser, its Affiliates and any other applicable withholding agents shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the amounts payable pursuant to this Agreement, such amounts as Purchaser reasonably determines it is required to deduct and withhold with respect to the making of such payments under any provision of U.S. federal, state, local or foreign tax Law and instead shall pay such amount to the applicable Taxing Authority. Before making any such deduction or withholding described in the previous sentence, except for (a) any withholding required as a result of a failure to deliver a FIRPTA certificate, and (b) any withholding on compensatory payments made in connection with the Transaction, Purchaser shall use commercially reasonable efforts to give the Sellers’ Representative notice of the intention to make such deduction or withholding, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding and Purchaser shall consider in good faith any documentation or other evidence submitted by Sellers’ Representative which supports the position that withholding is not required; provided that the failure to provide such advance notice shall not affect Purchaser’s, its Affiliate’s and its withholding agent’s right to withhold and remit any such amounts as required by applicable Law. To the extent that amounts are properly so withheld by Purchaser and paid to the applicable Taxing Authority, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made by Purchaser.

1.8 Earnout Payment. In addition to the Cash Purchase Price, subject to the provisions of this Section 1.8, the Purchaser shall pay to the Sellers identified on Section 1.8 of the Company Disclosure Schedule (the “Selected Sellers”) an earnout of up to Twelve Million and Five Hundred Thousand Dollars ($12,500,000), subject to increase pursuant to Section 1.4(b), in Purchaser Common Stock valued at the Closing Price (the “Earnout Payment” and such shares of Purchaser Common Stock the “Earnout Shares”), subject to the following terms and adjustments:

(a) Earnout Target and Earnout Period. If Purchaser (including its subsidiaries) records revenue (as determined in accordance with GAAP) from the sale of Company Products as provided in Purchaser’s periodic reports filed with the U.S. Securities and Exchange Commission (“Revenue”), of at least Eight Million and Two Hundred Seventy Thousand Dollars ($8,270,000) (the “Earnout Target”) from the Closing Date through the twelve (12) month anniversary of the Closing Date (the “Earnout Period”), then Purchaser shall make the Earnout Payment to the Selected Sellers, which shall be subject to and conditioned upon each individual Selected Seller’s continued active employment or service with the Company at the time of the Earnout Payment Date (as defined below). Any Selected Seller no longer actively employed or providing services to the Company on the Earnout Payment Date shall not be eligible to earn any part of the Earnout Payment, and the Earnout Payment shall be subject to a proportional re-allocation to the Selected Sellers that continue to be actively employed or providing services to the Company.

(b) Earnout Payment Adjustment. The Earnout Payment shall be subject to a proportional reduction if actual Revenue as of the end of the Earnout Period fails to meet the Earnout Target. For example, if actual Revenue during the applicable Earnout Period is ninety percent (90%) of the Earnout Target, the Earnout Payment will be decreased proportionally by ten percent (10%). In addition, if actual Revenue recorded during the Earnout Period is equal to or less than seventy-five percent (75%) of the Earnout Target, no Earnout Payment shall be payable. In addition, the Earnout Payment shall be reduced by the employer portion of all payroll Taxes payable in respect of the Earnout Payment due to the Selected Sellers at the time the Earnout Payment is made. All payments to be made under this Agreement in respect of the Earnout Payment shall be processed through the Company’s payroll and paid to the Selected Sellers in accordance with applicable Law and the Company’s customary payroll practices and shall, for the avoidance of doubt, be subject to Section 1.7.

(c) Earnout Reports; Earnout Payment Date. Within thirty (30) days following the end of the Earnout Period, Purchaser shall prepare and deliver to the Sellers’ Representative a report (the “Earnout Report”) setting forth its determination of whether and to what extent an Earnout Payment is due, and the resulting Earnout Payment shall be made to the Selected Sellers with continued active employment or service with the Company at the time of the Earnout Payment Date on the next regularly scheduled payroll payment date occurring within ninety (90) days following the end of the Earnout Period (“Earnout Payment Date”). In the event that the Sellers’ Representative has any dispute with the Earnout Report, the Sellers’ Representative shall notify Purchaser in writing within thirty (30) days following receipt of the Earnout Report. If the Sellers’ Representative disputes the Earnout Report within such thirty (30) day period, Purchaser and the Sellers’ Representative shall negotiate in good faith for a period of up to thirty (30) days in an effort to mutually agree upon the amount of the relevant Earnout Payment adjustment or recoupment. If the dispute is not resolved within such thirty (30) day negotiation period, then Purchaser and the Sellers’ Representative shall engage the Accounting Referee to render a determination of the Earnout Payment due based on Purchaser’s books and records as they relate to the Earnout Payment. The costs for the Independent Accountant shall initially be split evenly between Purchaser and the Sellers, with the prevailing party to be reimbursed by the non-prevailing party following the Independent Accountant’s decision. The amount of any Earnout Payment shall be deemed to be finally determined upon the earliest of (i) the Sellers’ Representative’s written acceptance of the Earnout Report; (ii) the Sellers’ Representative’s failure to dispute the Earnout Report within the thirty (30) day period set forth above; (iii) the mutual agreement of Purchaser and the Sellers’ Representative; or (iv) the Independent Accountant’s determination.

(d) Cash Payment. In the event the issuance of all, or a portion of, the Earnout Shares is subject to Purchaser stockholder approval in accordance with applicable Nasdaq listing rules and such Purchaser stockholder approval is not received on or prior to the Earnout Payment Date, the Earnout Payment will be payable in cash; provided, however, that Purchaser may, in its sole discretion, issue an amount of Earnout Shares permitted under applicable Nasdaq Listing Rules, if any, and then pay the balance of the Earnout Payment in cash.

(e) Post-Closing Operation of the Company. Subject to the terms of this Agreement and the other Transaction Agreements, subsequent to the Closing, during the Earnout Period, Purchaser shall:

(i) continue to market and sell the Products using the “CXApp” brand name;

(ii) use commercially reasonable efforts to secure or maintain physical office space with the assistance of the Sellers’ Representative, which may be through a third-party arrangement, in Pleasanton, California, Manilla, Philippines and Zhuhai, China, subject to applicable Law and Purchaser’s COVID-19 policies; provided that the Tax and accounting implications of securing or maintaining such office space are not materially adverse to Purchaser; and provided further that if the monthly lease expense for any such location exceeds $5,500, Purchaser shall not be obligated to secure or maintain physical office space in such location;

(iii) maintain separate books and records for the Company;

(iv) generate separate financial statements for the Company to allow the Earnout Target to be calculated and reviewed in accordance with this Agreement;

(v) use commercially reasonable efforts to achieve the Earnout Target; or

(vi) not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earnout Payment hereunder.

(f) Acceleration of Earnout Payment. In the event that after the Closing Date (i) there occurs a sale or other disposition of all or substantially all of the assets of Purchaser, or a merger, consolidation, recapitalization or other transaction in which any Person who is not an owner of an interest in Purchaser on the Closing Date becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in Purchaser, (ii) Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Purchaser seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or (iii) Purchaser materially breaches any of the operational covenants set forth in Section 1.8(e), Sellers’ Representative may, in his sole discretion, upon notice to Purchaser, elect to be paid the Earnout Payment.

(g) Right of Set-off. Subject to the limitations set forth in this Section 1.8 and Article VIII (including limitations as to survival), Purchaser shall have the right to, reasonably and in good faith, withhold and set-off against any amount otherwise due to be paid pursuant to this Section 1.8, the amount of (i) any adjustment to the Cash Purchase Price owed to Purchaser pursuant to Section 1.6 and (ii) any monetary Loss to which any Purchaser Indemnified Party is entitled under Article VIII; provided, however, that if Sellers dispute in good faith their obligation to pay any such amount by the Sellers’ Representative’s written notice to Purchaser (which notice must contain a statement of the basis of Sellers’ objection and Sellers’ best estimate of the proper amount), then Purchaser shall not be entitled to such right of set-off in respect of such disputed amount (or the disputed portion of any such amount) unless and until the Sellers’ Representative and Purchaser otherwise mutually resolve the dispute; provided further, that the Sellers’ Representative and Purchaser shall use their best efforts to resolve the dispute, including consulting and negotiating with each other in good faith and, recognizing their mutual interests, attempting to reach a just, equitable and prompt resolution satisfactory to both parties. In the event the parties are unable to reach an agreement with respect to any such disputed amounts within forty-five (45) days following delivery of the aforementioned written notice, Purchaser shall place the disputed amount (or the disputed portion of any such amount) into escrow with a third party until the Parties can agree to the amount due and owing to Purchaser or unless and until a court of competent jurisdiction determines that such amount or any portion thereof is due and owing to Purchaser. For the avoidance of doubt, any shares of Purchaser Common Stock included in the Earnout Payment that are withheld and set-off pursuant to this Section 1.8(g) shall be valued based on the Closing Price.

(h) No Security. The Parties hereto understand and agree that (i) the contingent rights to receive the Earnout Payment shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Purchaser or the Company and (ii) such Persons shall not have any rights as a securityholder of Purchaser or the Company by reason of such Persons’ contingent right to receive the Earnout Payment hereunder.

1.9 Release of the Holdback Amount.

(a) If a Purchaser Indemnified Party provides notice in accordance with Section 8.4 or Section 8.4(b) to an Indemnifying Party of a claim for indemnification pursuant to Article VIII prior to the date that is eighteen (18) months from the Closing Date (the “Holdback Expiration Date”), the validity and amount of Losses of which is either agreed to by the Indemnifying Party and the Indemnified Party, or is finally determined by a court of competent jurisdiction in accordance with Section 11.3, Purchaser will retain a portion of the Holdback Amount owing to such Purchaser Indemnified Party, and the Cash Purchase Price representing such portion of the Holdback Amount shall be reduced without consideration, in an amount equal to the agreed to or finally determined amount of Losses of such claim against such Purchaser Indemnified Party.

(b) Within five (5) Business Days following the Holdback Expiration Date, Purchaser shall pay to the applicable Sellers in accordance with their respective entitlements under the Allocation Schedule, in cash by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Sellers’ Representative, the Holdback Amount, less all amounts as have been or are, as of the Holdback Expiration Date, to be retained and paid to a Purchaser Indemnified Party claimant pursuant to Section 1.8(a) above, less the amounts of the Losses that are the subject of a pending indemnification claim pursuant to Article VIII for which notice has been delivered in accordance with Section 8.4 or Section 8.5 to the Indemnifying Party (each claim referred to in this clause (ii), a “Pending Claim”) prior to the Holdback Expiration Date, less the amount reduced from the Holdback Amount in accordance with Section 1.6(e)(ii) above, if any, less any additional withholdings applicable to the Option Payout and the Bonus Payout not included in the Option Payout and Bonus Payout amounts reflected in the Cash Purchase Price as adjusted pursuant to Section 1.6, less any additional employer portion of all payroll Taxes applicable to the Option Payout and the Bonus Payout that was not included in the Transaction Expenses at the Closing.

(c) Upon resolution of each Pending Claim outstanding as of the Holdback Expiration Date, Purchaser shall be entitled to retain the portion of the Holdback Amount, if any, to which the Purchaser Indemnified Party is entitled in accordance with the agreed or finally determined amount of such Pending Claim, if any, and upon final resolution of all Pending Claims, Purchaser shall within five (5) Business Days following the final resolution of all Pending Claims, pay the balance, if any, to the applicable Sellers in accordance with their respective entitlements under the Allocation Schedule, in cash by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Sellers’ Representative.

1.10 Sellers’ Representative.

(a) Appointment of Sellers’ Representative. Each of the Sellers hereby irrevocably appoints and designates Leon Papkoff (“Sellers’ Representative”) as the agent, proxy and attorney in fact for and on behalf of Sellers and in Sellers’ name, place and stead to give and receive notices and communications, to agree, to negotiate, enter into settlements and compromises of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Sellers’ Representative for the accomplishment of the foregoing. The execution and delivery of this Agreement by Sellers shall constitute approval of the appointment of the Sellers’ Representative and all actions or inactions of the Sellers’ Representative pursuant to this Agreement or any Transaction Agreement and any action taken by the Sellers’ Representative pursuant to this Section 1.10 within the mandate described herein shall have the effect of binding each of the Sellers. No bond shall be required of Sellers’ Representative, and Sellers’ Representative shall receive no compensation for its services.

(b) Reliance. In order to administer efficiently the determination of certain matters under this Agreement, each Seller hereby agrees that Purchaser shall be entitled to:

(i) rely on the Sellers’ Representative as having full power, authority and discretion to make all decisions and take all actions relating to Sellers’ respective rights, obligations and remedies under this Agreement including to receive and make payments, to receive and send notices, to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification on behalf of Sellers and to defend against indemnification claims of Purchaser pursuant to Article VIII hereof as expressly provided herein; and

(ii) deal only with the Sellers’ Representative in respect of all matters arising under this Agreement including to receive and make payments, to receive and send notices (including notices of termination), to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification against Sellers or any one of them and to defend against indemnification claims of Sellers pursuant to Article VIII hereof.

(c) Notices. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers in connection with this Agreement, any ancillary documents to which a Seller is a party, and any instrument, agreement or document relating hereto or thereto.

(d) Decisions. A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all Sellers or any one of them and shall be final, binding and conclusive upon each Seller and no Seller has the right to object, dissent, protest or otherwise contest. All references in this Agreement to decisions and actions to be taken by Purchaser and directed to Sellers or any one of them, as the case may be, shall be deemed directed to Sellers or any one of them, as the case may be, if such decisions or actions are directed by Purchaser to the Sellers’ Representative.

(e) Responsibility and Indemnity. In exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder or thereunder, the Sellers’ Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or thereunder or any other agreement, instrument or document, excepting only the responsibility for any act or failure to act which represents gross negligence or willful misconduct. Each Seller agrees to indemnify and to hold and save harmless the Sellers’ Representative from and against any and all claims, demands, loss, damage, liability and expenses of any nature whatsoever (including reasonable legal fees) arising from or relating to any action or omission taken by the Sellers’ Representative in relation to the mandate set forth in this Section 1.10, save for any such loss, damage, liability or expenses attributable to the gross negligence or willful misconduct of the Sellers’ Representative.

(f) Purchaser. Purchaser is hereby relieved from any liability and responsibility to any Seller for any acts done by it in accordance with any decision, act, consent or instruction of the Sellers’ Representative. Purchaser shall be entitled to rely upon any notice provided to Purchaser by the Sellers’ Representative or action taken by the Sellers’ Representative acting within the scope of his authority. Notwithstanding the foregoing, no payment, notice, receipt or delivery of documents, exercise, enforcement or waiver of rights or conditions, indemnification claim or indemnification defense shall be ineffective by reason only of it having been made or given to or by one or more Sellers directly, on notice to the Sellers’ Representative, if each of Purchaser and such Sellers consent by virtue of not objecting to such dealings without the intermediary of the Sellers’ Representative.

(g) Sellers’ Representative Fund. The Sellers’ Representative shall use the Sellers’ Representative Fund to pay all costs and expenses incurred by or on behalf of the Seller Representative, in his capacity as such, including all costs and expenses incurred in connection with any pending or threatened dispute or claim with respect to this Agreement or any of the transactions contemplated hereby. In the event the fees and expenses incurred by the Seller Representative in performing his duties under this Agreement and the Ancillary Agreements contemplated hereby exceed the Sellers’ Representative Fund, the excess amount shall be the responsibility of the Sellers’ based on each Sellers’ Pro Rata Portion as set forth in the Allocation Schedule; provided that the Sellers’ Representative shall look to the Sellers only for any such excess fees and expenses and in no event will Purchaser or the Company be liable for any fees and expenses of the Sellers’ Representative. The Sellers’ Representative Fund shall be held by the Sellers’ Representative in a segregated bank account. The Sellers’ Representative Fund shall be held or disbursed, in whole or in part, as determined by the Sellers’ Representative. The retention by the Sellers’ Representative of any amounts in the Sellers’ Representative Fund shall not be used as evidence that the Sellers have any liability hereunder. If the Sellers’ Representative determines to release all or a portion of the Sellers’ Representative Fund, such amounts shall be distributed to the Sellers based on each Sellers’ Pro Rata Portion as set forth in the Allocation Schedule. For Tax purposes, the Sellers’ Representative Fund shall be treated as having been received and voluntarily set aside by the Sellers at the Closing.

1.11 Seller Parties. Any portion of the Cash Purchase Price and the Purchaser Shares applicable, as set forth in the Allocation Schedule, to holders of the issued and outstanding shares of capital stock of the Company that are not Parties to this Agreement as of the date hereof (each, a “Non-Signing Seller” and collectively, the “Non-Signing Sellers”) shall be retained by Purchaser. Non-Signing Sellers may become a Party to this Agreement as Sellers prior to the first anniversary of the Closing Date by executing a Joinder to Stock Purchase Agreement in the form attached hereto as Exhibit F. Upon executing the Joinder to Stock Purchase Agreement, such Seller shall become entitled to such Seller’s portion of the Cash Purchase Price and the Purchaser Shares in the amounts, if any, set forth in the Allocation Schedule, and (i) Purchaser shall pay to such Seller such Seller’s entitlement of the Cash Purchase Price as set forth in the Allocation Schedule in cash by wire transfer of immediately available funds to the bank account designated in writing by the Sellers’ Representative and (ii) Purchaser shall cause its transfer agent to issue and record to such Seller as the beneficial owner of such Seller’s respective entitlement as set forth in the Allocation Schedule of the Purchaser Shares and deliver reasonable evidence thereof to the Sellers’ Representative. Purchaser will retain the portion of the Cash Purchase Price and the Purchaser Shares applicable, as set forth in the Allocation Schedule, to Non-Signing Sellers that do not execute a Joinder to Stock Purchase Agreement prior to the first anniversary of the Closing Date, and the Cash Purchase Price and the Purchaser Shares shall be reduced by such amounts without consideration.

Article II

CLOSING

2.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Mitchell Silberberg & Knupp LLP, 437 Madison Avenue, 25th Floor, New York, NY 10022, on a date to be mutually specified by Purchaser and the Sellers’ Representative, which shall be no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (not including conditions which are to be satisfied by actions taken at the Closing but subject to the satisfaction or waiver of those conditions at the Closing) or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Purchaser and Sellers’ Representative may mutually agree upon in writing (the date on which the Closing actually occurs, the “Closing Date”). The Parties shall use their reasonable best efforts to complete the Closing through electronic means of communication to avoid the necessity of a physical Closing.

2.2 Deliveries by the Company and the Sellers at Closing. At Closing, the Company and/or the Sellers’ Representative, as applicable, shall deliver, or cause to be delivered, to Purchaser the following:

(a) with respect to the Shares, a Transfer and Assignment Agreement executed by each Seller;

(b) payoff letters in a commercially reasonable form with respect to the Closing Date Indebtedness to be repaid at Closing, if any, in accordance with Section 1.5(c), which payoff letters shall provide for the release of all Liens relating to such Closing Date Indebtedness following satisfaction of the terms contained in such payoff letters;

(c) a certificate required to be delivered pursuant to Section 7.2(e);

(d) a certificate of good standing with respect to the Company, dated not more than five (5) Business Days prior to the Closing Date, issued by the Secretary of State of the State of California;

(e) a certificate executed by the Secretary of the Company attaching and certifying as to the true and correct copies of the articles of incorporation and bylaws of the Company;

(f) evidence of (i) the resignation or removal, effective as of the Closing, of those directors and officers of the Company designated by Purchaser to the Sellers’ Representative in writing, (ii) the appointment of Nadir Ali to serve as the sole director of the Company immediately following the Closing and (iii) the appointment of such executive officers of the Company to serve immediately following the Closing as shall have been designated Purchaser, including Nadir Ali and Wendy Loundermon;

(g) a release in favor of the Company and Purchaser, substantially in the form attached hereto as Exhibit D executed by the Sellers and each resigning director or officer pursuant to Section 6.10;

(h) an employment agreement and/or freelance agreement duly executed by Leon Papkoff, Andrea Williams, Skye Barcus and Melanie Li, as applicable, in such form reasonably acceptable to Purchaser;

(i) a certificate from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) that the Company is not a United States real property holding corporation as defined in Section 897(c)(2) of the Code;

(j) an original share register, share transfer ledgers, minute books and corporate seals (if any) of the Company;

(k) all books and records;

(l) a certificate of an officer or director of the Company, certifying that attached thereto are true and complete copies of all resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(m) Option Cancellation Agreements duly executed by the Company and each Optionholder;

(n) a flow of funds statement;

(o) (i) a fully completed and duly executed Accredited Investor Certificate in the form attached hereto as Exhibit G or (ii) a fully completed and duly executed Regulation S Certificate in the form attached hereto as Exhibit H, from each Seller, as applicable;

(p) a termination agreement for each of the Company’s freelance personnel in China (the “Terminated Contractors”) in the form attached hereto as Exhibit I, duly executed by the Company and such Terminated Contractor;

(q) a services agreement with Zivix Technology Limited (China) in a form mutually agreed to by Purchaser and the Company, with respect to all Terminated Contractors in China, duly executed by the Company and Zivix Technology Limited (China);

(r) a termination agreement evidencing the termination of the Founder Agreement, dated as of April 1, 2000, in the form attached hereto as Exhibit J, duly executed by the Company and the Sellers party thereto;

(s) the Amended Offer Letter duly executed by the Company and Chad Boden; and

(t) such other documents or instruments as Purchaser requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

2.3 Deliveries by Purchaser at Closing. At Closing, Purchaser shall deliver, or cause to be delivered, the following:

(a) to the Sellers and all other payees referenced in Section 1.5, the Closing Payments;

(b) to the Sellers, a certificate required to be delivered pursuant to Section 7.3(d); and

(c) to Purchaser’s transfer agent, transfer agent instructions providing for the issuance of the Purchaser Shares.

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, represents and warrants to Purchaser as of the date hereof as follows:

3.1 Authorization of Agreement. Each of the Transaction Agreements to which such Seller is a party has been duly and validly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable Equitable Principles.

3.2 Organization and Power. Such Seller has the requisite power, authority and legal capacity to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. Such Seller has the full power to exchange, assign, transfer and deliver its Shares to Purchaser, free and clear of all Liens other than limitations under the Organizational Documents of the Company and Liens under applicable securities Laws.

3.3 Conflicts; Consents of Third Parties. Assuming all Governmental Approvals as contemplated by Section 4.3(b) below have been obtained and are effective and all applicable waiting periods have expired or been terminated and all filings and notifications described in Section 4.3(b) of the Company Disclosure Schedule have been made, none of the execution and delivery by such Seller of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transactions by such Seller, conflicts with, violates or constitutes a default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, acceleration, modification or cancellation by any third party under, any provision of (a) any Contract to which such Seller is a party or by which any of its properties or assets are bound; or (b) any Law applicable to such Seller, except where such conflict, violation or default would not, individually or in the aggregate, materially and adversely affect the ability of such Seller to perform its obligations under this Agreement.

3.4 Title to Securities. Such Seller owns the Shares set forth opposite such Seller’s name on Section 4.4 of the Company Disclosure Schedule, and such Seller has good and marketable title to such Shares, in each case free and clear of all Liens other than limitations imposed under the Organizational Documents of the Company, Liens imposed by Purchaser or under applicable securities Laws or which will be discharged or released at or prior to Closing. Except for the Organizational Documents of the Company, such Seller is not a party to any voting trust, proxy, or other agreement or understanding between or among any Persons that affects or relates to the voting or giving of written consent with respect to the Shares.

3.5 Legal Proceedings; Orders. There is no pending or, to the actual knowledge of such Seller after due inquiry and assuming reasonable discharge of such Seller’s professional duties, threatened, Legal Proceedings against the Seller as of the date hereof which would materially and adversely affect the ability of such Seller to consummate the Transactions. Such Seller is not subject to any Order that relates to the Shares.

3.6 Acquisition of Purchaser Shares.

(a) Acquisition for Own Account. Each Seller confirms, that the Purchaser Shares and the Earnout Shares, as applicable, to be acquired by such Seller shall be acquired for investment for such Seller’s own account and not as a nominee or agent. By executing this Agreement, such Seller further represents that such Seller does not presently have any contract, undertaking, agreement or direct or indirect arrangement with any person to sell, distribute, transfer or grant participations to such person or to any third person, with respect to any of the Purchaser Shares or Earnout Shares.

(b) Restricted Securities. Such Seller understands that until registered pursuant to an effective registration statement (including the Registration Statement), any Purchaser Shares and Earnout Shares issued to it pursuant to the Transactions shall be characterized as “restricted securities” under the Federal Securities Laws, inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering, and that under such laws and applicable regulations such Purchaser Shares or Earnout Shares may not be resold without registration under the Securities Act, except in certain limited circumstances. Such Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Subject to Section 6.8, Such Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Purchaser Shares and the Earnout Shares, and on requirements relating to Purchaser that are outside such Seller’s control, and which Purchaser is under no obligation and may not be able to satisfy.

(c) Status of Seller. Such Seller has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Purchaser Shares and the Earnout Shares, as applicable. With the assistance of such Seller’s own professional advisors, to the extent that such Seller has deemed appropriate, such Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Purchaser Shares, the Earnout Shares and the consequences of this Agreement. Such Seller has considered the suitability of the Purchaser Shares and the Earnout Shares, as applicable, as an investment in light of its own circumstances and financial condition and such Seller is able to bear the risks associated with an investment in Purchaser and its authority to invest in the Purchaser Shares and the Earnout Shares, as applicable.

(d) Accredited Investor. Such Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(e) Access to Information. Such Seller acknowledges that it has had the opportunity to review the Transaction Agreements, the SEC Reports and the Offering Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Purchaser concerning the terms and conditions of the offering of the Purchaser Shares and the Earnout Shares and the merits and risks of investing in the Purchaser Shares and the Earnout Shares, as applicable; (ii) access to information about Purchaser and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedule”), each of the Sellers and the Company, severally and not jointly (except the Selected Sellers, each of which shall make such representations and warranties on a joint and several basis with the Company), hereby represents and warrants to Purchaser as of the date hereof as follows:

4.1 Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. The Company is duly licensed or qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or Leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so qualified, authorized or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The Company has the power and authority to own or Lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects.

4.2 Authorization of Agreement. The execution and delivery of the Transaction Agreements to which the Company is a party, and the performance by the Company of its obligations hereunder and thereunder, have been duly authorized by the requisite corporate action on the part of the Company. Each of the Transaction Agreements to which the Company is a party has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other Parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.

4.3 Conflicts; Consents of Third Parties.

(a) Except as listed on Section 4.3(a) of the Company Disclosure Schedule, and assuming all Governmental Approvals as contemplated by Section 4.3(b) below have been obtained and are effective and all applicable waiting periods have expired or been terminated and all filings and notifications described in Section 4.3(b) of the Company Disclosure Schedule have been made, none of the execution and delivery by the Company of this Agreement or the other Transaction Agreements to which it is a party or the consummation of the Transactions by the Company, conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, give rise to a right of termination, acceleration, modification or cancellation under, or otherwise require the consent or waiver of or notice or declaration to or filing with any Person, including any Governmental Authority, pursuant to, any provision of (i) the Organizational Documents of the Company; (ii) any Material Contract or material Permit to which the Company is a party or by which any of their properties or assets are bound; or (iii) any Law applicable to the Company, except in the case of clauses (ii) and (iii), where such conflict, violation or default would not have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the generality of the foregoing, there are no dissenters’ or appraisal rights by shareholders (past or present) of the Company arising out of or relating to this Agreement.

(b) Except as set forth on Section 4.3(b) of the Company Disclosure Schedule, no consent, waiver, approval, waiting period expiration or termination, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority (a “Governmental Approval”) is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement or the other Transaction Agreements to which it is a party or the consummation of the Transactions by the Company, except for any Governmental Approval, the failure of which to make or obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.4 Capitalization.

(a) The total number of authorized shares of capital stock of the Company consists of 100,000,000 shares, all of which are designated Common Stock. Section 4.4(a)(i) of the Company Disclosure Schedule sets forth the name of the holder of all issued and outstanding Shares as of the date of this Agreement, and the number and class of Shares held by each such holder. The Shares have been duly and validly authorized and issued. Except as set forth on Section 4.4(a)(ii) of the Company Disclosure Schedule, there are no outstanding (i) equity interests or voting securities of the Company, (ii) securities convertible or exchangeable into Shares or other equity interests or voting securities of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem Shares or other equity interests of the Company, or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. The Shares set forth on Section 4.4 of the Company Disclosure Schedule constitute all of the outstanding equity securities or securities convertible into or exchangeable for equity securities of the Company. The Company has no Subsidiaries.

(b) Except for this Agreement and as set forth on Section 4.4(b) of the Company Disclosure Schedule, the Company is not a party to any Contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilution rights, rights of first refusal or any similar rights with respect to any securities of the Company.

(c) Schedule 4.4(c) of the Company Disclosure Schedule sets forth a list of each outstanding Option, including the name of the holder of such Option, whether such holder is an employee of the Company, the number of shares of Common Stock issuable upon the exercise of such Option, the date of grant of such Option, the per share exercise price of such Option, the vesting schedule for such Option, including the extent vested to date and whether such vesting is subject to acceleration as a result of the transactions contemplated hereby or any other events, and whether such Option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. With respect to each Option listed on Schedule 4.4(c) of the Company Disclosure Schedule, (i) each grant of such Option was duly authorized no later than the date on which the grant of such Option was by its terms effective (the “Grant Date”) by all necessary corporate action, (ii) such Option was granted in compliance in all material respects with all applicable Laws, (iii) such Option was originally granted with an exercise price per share that the board of directors of the Company in good faith, based on a reasonable valuation method utilized at the time of grant, determined to be at least equal to the fair market value of one (1) share of Common Stock on the date of grant, and (iv) no modifications (within the meaning of Section 409A of the Code) have been made to such Option following the Grant Date.

4.5 Financial Statements.

(a) The Company has made available to Purchaser the audited balance sheets of the Company as of December 31, 2019 and December 31, 2020 and the related statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows of the Company for the fiscal years then ended (the “Company Financial Statements”). December 31, 2020 shall be referred to herein as the “Balance Sheet Date” and the balance sheet of the Company as of such date shall be referred to herein as the “Balance Sheet”.

(b) The Company Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Company as of the dates and for the periods indicated therein except, in each case, as disclosed therein or as set forth on Section 4.5(b) of the Company Disclosure Schedule, and, in the case of the unaudited Company Financial Statements, (i) that such Company Financial Statements may be subject to normal year-end adjustments and (ii) for the absence of notes thereto throughout the periods covered thereby.

(c) All of the accounts receivable of the Company are obligations arising from sales made or services performed in the normal course of business, after deducting the reserve for doubtful accounts in accordance with GAAP and are valid and enforceable claims. Since the Balance Sheet Date, the Company has collected its accounts receivable in the Ordinary Course of Business and has not accelerated any such collections. The Company does not have any accounts receivable or loans receivable from any Person which it is affiliated with or any of the directors, officers, employees, Sellers or Affiliates of the Company (other than accounts receivable or loans receivable from the Company).

(d) All accounts payable and notes payable of the Company arose pursuant to bona fide arm’s length transactions in the Ordinary Course of Business and no such account payable or note payable is delinquent in its payment. Since the Balance Sheet Date, the Company has paid its accounts payable in the Ordinary Course of Business. The Company does not have any accounts payable to any Person which it is affiliated with or any of the respective directors, officers, employees, Sellers or Affiliates of the Company (other than accounts payable to the Company).

4.6 Undisclosed Liabilities; Indebtedness.

(a) Except as set forth on Section 4.6(a) of the Company Disclosure Schedule, the Company does not have any liabilities that would have been required to be reflected on the Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, other than (i) as disclosed in, set forth on, or reflected or reserved against in the Company Financial Statements, (ii) those incurred in the Ordinary Course of Business since the Balance Sheet Date, (iii) those included in the calculation of the Closing Payments, (iv) those that are repaid, terminated, forgiven, settled, cancelled or otherwise extinguished at Closing pursuant to the terms of this Agreement, (v) those incurred in connection with the Transactions, or (vi) those that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.6(b) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Indebtedness of the Company.

4.7 Absence of Certain Developments. Except as contemplated by this Agreement or as set forth on Section 4.7 of the Company Disclosure Schedule, between the Balance Sheet Date and the date of this Agreement (a) the business of the Company has been conducted in all material respects in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that had or would have, individually or in the aggregate, a Company Material Adverse Effect.

4.8 Legal Proceedings.

(a) Except as set forth on Section 4.8 of the Company Disclosure Schedule, as of the date hereof and since January 1, 2019, there have been no material Legal Proceedings commenced, pending, in progress, or to the Knowledge of the Company threatened or anticipated by or against the Company or its officers, employees or directors in their capacity as such. As of the date of this Agreement, there is no outstanding material Order imposed upon any of the Company. The Company does not have any suit, litigation, arbitration, claim, charge, grievance, action or proceeding pending against any Governmental Authority or other Person.

(b) To the Knowledge of the Company, no officer or director of the Company is, or since January 1, 2019 has been: (i) subject to voluntary or involuntary petition under the federal bankruptcy or insolvency laws or any U.S. state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (iii) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the U.S. Securities and Exchange Commission (or similar regulatory body) to have violated any federal or state commodities, securities or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated.

4.9 Compliance with Laws; Permits.

(a) Except as set forth on Section 4.9(a) of the Company Disclosure Schedule, the Company is in compliance with all Laws applicable to its business or operations, except for such instances of noncompliance that would not, individually or in the aggregate, result in a material liability to the Company. Between the Balance Sheet Date and the date of this Agreement, the Company has not received any written notice of, or been formally charged by a Governmental Authority with, the violation of any Laws applicable to the Company.

(b) Except as set forth on Section 4.9(b) of the Company Disclosure Schedule, the Company had obtained all Permits that are required for the operation of its business as presently conducted, other than any such Permits that, if not held by the Company, would, individually or in the aggregate, result in a material liability to the Company.

(c) Without limiting the generality of the foregoing, the Company is in compliance with in all material respects and has, during all periods for which any applicable statute of limitations has not expired, complied in all material respects with, the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other applicable non-U.S. anti-corruption laws and regulations; applicable Laws related to the imposition of economic sanctions or embargoes by the U.S. government, including all regulations, laws and policies administered by the U.S. Department of Treasury, Office of Foreign Assets Control; and applicable U.S. export controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, Bureau of Industry and Security.

(d) None of the representations and warranties contained in this Section 4.9 shall be deemed to relate to Tax matters (which are governed by Section 4.10), environmental matters (which are governed by Section 4.12), employee benefits matters (which are governed by Section 4.17), or employment matters (which are governed by Section 4.18).

4.10 Taxes.

(a) The Company has filed, or caused to be filed, with the appropriate Taxing Authorities, all income and other Tax Returns and reports required to be filed with respect to the Company (taking into account all applicable extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company has timely paid, or caused to be timely paid, all Taxes (whether or not shown as due and payable on such Tax Returns) with respect to the Company.

(c) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company that are still pending.

(d) No extensions of the period for assessment of any Taxes are in effect with respect to the Company (other than by virtue of extensions of time to file Tax Returns obtained in the Ordinary Course of Business).

(e) No material Tax Return filed by the Company is under current examination by any Taxing Authority.

(f) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns with respect to a particular Tax that the Company is or may be subject to taxation in such jurisdiction that has not been resolved.

(g) There are no Liens for Taxes upon any of the assets or properties of the Company, except for Permitted Liens.

(h) The Company has not participated in any reportable transaction or listed transaction within the meaning of Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b).

(i) The Company has provided to Purchaser true, correct and complete copies of all income and other material Tax Returns filed by or with respect to the Company for taxable periods beginning after December 31, 2016.

(j) The unpaid Taxes of, or Taxes not yet due and payable owed by or with respect to, as the case may be, the Company: (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the Ordinary Course of Business and (iii) all Taxes not yet due and payable for a Pre-Closing Tax Period have been accrued and adequately disclosed and fully provided for in accordance with GAAP on the Financial Statements provided to Purchaser.

(k) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any change in method of accounting for a Pre-Closing Tax Period; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a Pre-Closing Tax Period; (iv) any prepaid amount received in a Pre-Closing Tax Period; (v) any election by the Company under Section 108(i) or Section 965 of the Code; or (vi) any intercompany transaction or excess loss account described in Treasury regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law).

(l) The Company is not and has never been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(m) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result in, separately or in the aggregate, in the payment of: (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax Law); and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax Law).

(n) The Company is not a party to any Tax allocation or sharing agreement.

(o) The Company has not been a member of an affiliated group filing a consolidated federal income tax return or has any liability for the Taxes of any Person under Treas. Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law), as a transferee or successor, by contract, or otherwise.

(p) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(q) The Company has not received from any Governmental Authority in a jurisdiction where the Company has not filed any Tax Returns any material written claim that the Company is subject to taxation by that jurisdiction, which claim has not been fully resolved. The Company (or any owner of the Company treated as fiscally transparent under applicable Law) has not at any time been treated (including under any double taxation arrangement) as resident for any Tax purpose, or as subject to Tax by virtue of having a permanent establishment or other place of business, in any jurisdiction other than the jurisdiction of its incorporation or organization. The Company does not constitute a permanent establishment of any other Person, business or enterprise for any Tax purpose.

(r) The representations set forth in this Section 4.10 and Section 4.17 are the only representations in this Agreement with respect to Taxes of the Company, and shall only apply to taxable periods ending on or prior to the Closing Date.

(s) The Company has never issued or entered (written or oral) into any loans with its shareholders.

4.11 Title to Properties.

(a) The Company does not own any real property.

(b) Section 4.11(a) of the Company Disclosure Schedule sets forth a list of all real property leased or subleased to or otherwise used or occupied by the Company (the “Leased Real Property”) pursuant to leases, subleases and occupancy agreements thereof (individually, a “Real Property Lease”).

(c) Except as disclosed on Section 4.11(c) of the Company Disclosure Schedule:

(i) Each Real Property Lease is a legal, valid and binding obligation of the Company.

(ii) The Company (A) is not in default under any Real Property Lease and no event has occurred or situation exists that would, with the passage of time or the giving of notice, constitute a default under any Real Property Lease, or (B) has no Knowledge of any current default by any other party to any Real Property Lease and no event has occurred or situation exists that would, with the passage of time or the giving of notice, constitute a default under any Real Property Lease. There are no disputes as of the Closing Date between the Company and any other party to any Real Property Lease concerning any Real Property Lease (including, without limitation, the computation of rent payable under any Real Property Lease), the premises or the improvements thereon.

(iii) The Company has delivered or made available to Purchaser true, complete and correct copies of any and all Real Property Leases affecting the Real Property and there are no other agreements, written or oral, which affect the occupancy of the premises by the Company.

(iv) The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement applicable to the Company. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. To the Company’s Knowledge, there are no Legal Proceedings pending nor, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

4.12 Environmental Matters.

(a) Except as set forth on Section 4.12(a) of the Company Disclosure Schedule:

(i) To the Knowledge of the Company, the Company is in compliance with all Environmental Laws applicable to their respective businesses or operations, except where the failure to be in compliance would not, individually or in the aggregate, result in a material liability to the Company.

(ii) To the Knowledge of the Company, (A) the Company maintains all Permits that are required under Environmental Laws for the operation of their respective businesses as presently conducted (collectively, the “Environmental Permits”) and (B) the Company is not in default or violation of any term, condition or provision of any Environmental Permit, except, in the case of clauses (A) and (B), as would not, individually or in the aggregate, result in a material liability to the Company.

(iii) Since the Balance Sheet Date, the Company has not received any written notice of a Legal Proceeding or Order alleging that any of the Company are in material violation of or have any material liability for cleanup or remediation of Hazardous Materials under any Environmental Law.

(iv) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any Real Property currently or formerly owned, operated or leased by the Company. For purposes hereof, “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(v) To the Knowledge of the Company, no Real Property currently owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(b) This Section 4.12 sets forth the sole and exclusive representations and warranties of the Company under this Agreement with respect to Environmental Permits, Environmental Laws, Hazardous Materials, or other environmental matters.

4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a list of all of the following Contracts in effect as of the date of this Agreement (other than (x) purchase or sale orders entered into in the Ordinary Course of Business, or (y) confidentiality or non-disclosure Contracts entered into in the Ordinary Course of Business) to which the Company is a party or by which it is bound (each, a “Material Contract” and, collectively, the “Material Contracts”):

(i) Contracts with each current officer or director, or current employee, independent contractor or consultant of the Company that cannot be terminated at will or by the Company without more than thirty (30) days’ notice or without penalty or cost to the Company;

(ii) Contracts relating to the acquisition or disposition of any operating business, material amount of assets or the capital stock of any other Person or any real property;

(iii) Contracts for or relating to the making of any material loans to another Person having principal amount greater than $25,000;

(iv) Contracts (other than Contracts with Material Customers) that are expected to involve payment to or by the Company of more than $50,000 in the aggregate for any individual Contract that are not terminable by the Company without penalty on sixty (60) days’ or less notice;

(v) Contract under which the Company is a lessee or lessor of any tangible property (other than real property), except for any such Contract under which the aggregate annual rental payments do not exceed $25,000;

(vi) Contracts containing covenants of the Company prohibiting or materially limiting the right of the Company to compete in any line of material business or prohibiting or restricting their ability to conduct material business with any Person in any geographic area;

(vii) Contracts for material joint venture agreements or similar material partnerships or similar arrangements;

(viii) Contracts that provide for the indemnification by the Company of any Person or the assumption of any liability of any Person;

(ix) Contracts with Material Customers;

(x) broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(xi) Contracts with any Governmental Authority to which the Company is a party;

(xii) shareholder agreements, pooling agreements, voting trusts or similar agreements with respect to the ownership or voting of any of the Shares or restriction of the power of the directors of the Company to manage, or supervise the management, of the business and affairs of the Company;

(xiii) Contracts between or among (A) the Company and (B) any Affiliate of the Company (including any Seller or Affiliate of any Seller);

(xiv) collective bargaining agreements and Contracts with any organized labor organization to which the Company is a party;

(xv) Contracts relating to worker separation or severance under which the Company has any continuing obligations, liabilities or rights, or under which the Company is, or may become, obligated to incur any severance pay or compensation obligations that would become payable by reason of this Agreement or the consummation of the transactions contemplated by this Agreement;

(xvi) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien (other than Permitted Liens) on any of the assets of the Company, including indentures, guarantees, loan or credit agreements (except for (A) those being terminated or canceled in connection with the Closing and (B) security agreements ancillary to any Lease of personal property with respect to the property so Leased); and

(xvii) any other Contract that is material to the Company and not previously disclosed under this Section 4.13(a).

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Schedule, each Material Contract is in full force and effect and is a legal, valid, and binding obligation of the Company and, to the Knowledge of the Company, the other party or parties thereto, except (i) as enforceability may be limited by applicable Equitable Principles or (ii) where the failure to be legal, valid, binding or enforceable would not, individually or in the aggregate, result in a material liability to the Company.

4.14 Personal Property. Except as set forth in Section 4.14 of the Company Disclosure Schedule, the Company has good title to (or a valid leasehold interest in) the tangible personal property currently used in the conduct of the business of the Company (other than items of tangible personal property that individually or in the aggregate are immaterial to the operation of the business), and such title or leasehold interests are free and clear of all Liens (other than Permitted Liens). All items of tangible personal property that are material to the operation of the business of the Company are in satisfactory operating condition and repair (ordinary wear and tear excepted) in all material respects.

4.15 Intellectual Property.

(a) Except as set forth on Section 4.15(a) of the Company Disclosure Schedule, all material Intellectual Property that is used in the business of the Company as currently conducted is either (i) owned by the Company (such Intellectual Property, “Owned Intellectual Property”), or (ii) licensed for use by the Company, except, in each case, where a failure to so own or license such Intellectual Property would not, individually or in the aggregate, result in a material liability to the Company. Section 4.15(a) of the Company Disclosure Schedule sets forth a list of all material registrations and applications for registration with a Governmental Authority of Owned Intellectual Property (the “Registered Intellectual Property”). To the Knowledge of the Company, except as set forth on Section 4.15(a) of the Company Disclosure Schedule, there is no pending claim by any third party contesting the ownership or use by the Company of any Owned Intellectual Property, except as would not, individually or in the aggregate, result in a material liability to the Company. Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, the Company is not subject to any outstanding, or to the Knowledge of the Company any prospective, Order (including any application or petition therefor) that does or would restrict or impair the use of any Owned Intellectual Property. Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, all required filings and fees related to the Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Registered Intellectual Property are otherwise in good standing. Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, the Company has provided Purchaser with or will make available to Purchaser on request true and complete copies of assignments, file histories, documents, certificates, examiner’s reports, office actions, correspondence and other materials related to all Registered Intellectual Property.

(b) To the Knowledge of the Company, except as set forth on Section 4.15(b) of the Company Disclosure Schedule, the Company has not in the past six (6) years infringed, violated or misappropriated any Intellectual Property of any third party, except for any infringement, violation or misappropriation that would not, individually or in the aggregate, result in a material liability to the Company. To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property.

(c) Section 4.15(c) of the Company Disclosure Schedule separately lists and identifies all software that is owned by the Company (the “Company Software”). Except as set forth on Section 4.15(c) of the Company Disclosure Schedule, all right, title and interest in and to the Company Software is owned by the Company free and clear of all Liens except for Permitted Liens. The Company Software performs in all material respects in accordance with the documentation and other written materials related thereto and, to the Knowledge of the Company, is free from any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as such terms are commonly understood in the software industry) or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Software. None of the Company Software contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or “virus” (as such terms are commonly understood in the software industry, but in all circumstances excluding any licensing strings or keys or other copyright control mechanisms as described in the applicable documentation for the Company Software) or any other code intended to cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer or other device on which such Company Software is stored, installed or used; or (ii) damaging or maliciously destroying any data or file without the user’s consent. None of the Company Software (A) constitutes or contains “spyware” (as such term is commonly understood in the software industry), (B) records a user’s actions without such user’s knowledge, or (C) employs a user’s Internet connection to gather or transmit information on such user or such user’s behavior without such user’s knowledge or consent.

(d) Except for shrink-wrap licenses and other licenses for Commercial-Off-The-Shelf Software, Section 4.15(d) of the Company Disclosure Schedule sets forth a complete list of all licenses under which the Company is a licensor or licensee or otherwise is authorized to use any material Intellectual Property (“Licensed Intellectual Property”). All such licenses are in full force and effect, and are binding obligations of the Company party thereto and, to the Knowledge of the Company, the other party or parties thereto, except (i) as enforceability may be limited by applicable Equitable Principles or (ii) where the failure to be legal, valid, binding or enforceable would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or material default under (or is alleged to be in material breach of or material default under) or has provided or received any notice of material breach or material default of or any intention to terminate, any such licenses.

(e) Section 4.15(e) of the Company Disclosure Schedule separately lists all of the Products and provides a high-level architectural description of the Company Software used in such Products. Except as set forth in Section 4.15(e) of the Company Disclosure Schedule, (i) the Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Products, and (ii) except as set forth in Section 4.15(e) of the Company Disclosure Schedule, the Company has not provided or disclosed any source code of any Product to any person or entity. Except as set forth on Section 4.15(e) of the Company Disclosure Schedule: (A) none of the most current releases of each of the Products contain, incorporate, link or call to, are distributed with, or otherwise use any GPL/copyleft Open Source Software or license or provide the source code to any such Products for the purpose of making derivative works (provided that the foregoing representation and warranty is to the Knowledge of the Company for any third-party Products), and (B) the incorporation, linking, calling, distribution or other use in, by or with any such Product of any such Open Source Software does not obligate the Company to disclose, make available, offer or deliver to any third party any portion of the source code of such Product or component thereof other than the applicable Open Source Software (provided that the foregoing representation and warranty is to the Knowledge of the Company for any third-party Products). The Company is in compliance with all licenses to such Open Source Software other than instances of non-compliances which, individually or in the aggregate, are not material.

(f) The Company has taken commercially reasonable efforts to maintain the secrecy of its trade secrets and confidential information of the Company. To the Knowledge of the Company, no trade secret or confidential information material to the business of the Company as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company other than pursuant to a binding and enforceable nondisclosure agreement or other obligation of confidentiality restricting the disclosure and use of the trade secrets or confidential information.

(g) Except as set forth in Section 4.15(g) of the Company Disclosure Schedule, the Company has entered into binding (subject to applicable Law), written agreements with each of its current and former employees, and with every current and former independent contractor in each case who have contributed to the development of the Company’s Intellectual Property, whereby such employees and independent contractors: (i) assign to the Company any ownership interest and right they may have in the Owned Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Owned Intellectual Property. Except as set forth in Section 4.15(g) of the Company Disclosure Schedule, the Company has provided Purchaser with or made available to Purchaser true and complete copies of all such agreements.

(h) Except as set forth in Section 4.15(h) of the Company Disclosure Schedule and excluding all Commercial-Off-The-Shelf Software, the consummation of the Transactions shall not result in the material loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of business of the Company as currently conducted.

4.16 Company IT Systems.

(a) Section 4.16 of the Company Disclosure Schedule sets out a brief description of the Company IT Systems and a true, accurate and complete list of all Contracts to which the Company is a party (excluding any Contracts in respect to Commercial-Off-The-Shelf Software), including warranties, leases and licenses, that comprise or relate to the Company IT Systems.

(b) True, accurate and complete copies of all Contracts set out in Section 4.16 of the Company Disclosure Schedule, or where those Contracts are oral, true, accurate and complete summaries of their terms, have been provided or made available to the Purchaser.

(c) The Company owns or has valid rights to access and use all Company IT Systems in the manner utilized by the Company in connection with the current operation of the business of the Company and the Company IT Systems are adequate for and operate and perform in all material respects as required in connection with the current operation of the business of the Company. Except as set forth in Section 4.16(c) of the Company Disclosure Schedule, the Company has taken commercially reasonable measures, having regard to the size and financial resources of the Company, to maintain the performance, security and integrity of the Company IT Systems. Except as set forth on Section 4.16(c) of the Company Disclosure Schedule, the Company IT Systems have not suffered any material malfunction, failure or security breach within the two (2) years preceding the date of this Agreement, in each case, that (i) has resulted in a material disruption of any Company IT Systems or (ii) has enabled any Person to access without authorization any Company IT Systems.

(d) Except as set forth on Section 4.16(d) of the Company Disclosure Schedule and except for the Commercial-Off-The-Shelf Software, following the Closing, Purchaser shall have the same rights and privileges in the Owned Intellectual Property, Licensed Intellectual Property, Company IT Systems and Personal Information as the Company had in the Owned Intellectual Property, Licensed Intellectual Property, Company IT Systems and Personal Information immediately prior to the Closing Date.

(e) The Company IT Systems adequately meet the data processing needs of the business of the Company as presently conducted. The Company has taken commercially reasonable action by instruction, Contract or otherwise, having regard to the size and financial resources of the Company, with the employees or other Persons permitted access to system application programs and data files used in the Company IT Systems to protect against unauthorized access, use, copying, modification, theft and destruction of those programs and files. The data processing and data storage facilities of the Company are commercially reasonable having regard to the size and financial resources of the Company. The Company has arranged for commercially reasonable back-up data processing services adequate to meet its data processing needs in the event the Company IT Systems or any of their components is rendered temporarily inoperative as a result of a natural or other disaster.

(f) Except as set forth on Section 4.16(f) of the Company Disclosure Schedule, all licensed software which comprises part of the Company IT Systems that are owned by the Company is in machine-readable form, contains current revisions of that software as delivered to the Company by the licensors thereof and includes all object codes, computer programs, magnetic media and documentation which is used or required by the Company for use in its Company IT Systems sufficient to permit a Person of reasonable skill and experience to operate and maintain that software.

4.17 Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth a list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and all other pension, retirement, profit-sharing, deferred compensation, equity or equity-based compensation, health and welfare, severance pay, vacation, bonus, incentive compensation and fringe benefit plans, but excluding government programs, statutory benefits, and individual employment or award agreements, that are currently adopted, maintained by, sponsored or contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any outstanding liability (each a “Benefit Plan,” and collectively, the “Benefit Plans”). “ERISA Affiliate” means any trade or business, whether or not incorporated, that is or was a member of a group of which the Company is or was a member and which is or was under common control or treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(b) With respect to each Benefit Plan, the Company has provided or made available to Purchaser the following to the extent applicable: (i) the plan document (or, in the case of an unwritten Benefit Plan, a written description thereof) and all amendments thereto, (ii) the most recent summary plan description (and any summaries of material modifications with respect thereto); (iii) the three most recent annual reports on Form 5500 (with schedules and attachments); and (iv) the most recent IRS opinion or determination letter.

(c) Except as set forth on Section 4.17(c) of the Company Disclosure Schedule, (i) no Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and (ii) no Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has any liability or potential liability with respect to any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code.

(d) With respect to each Benefit Plan, the Company is in compliance in all material respects with ERISA, the Code and all Laws applicable to such Benefit Plans, and each Benefit Plan has been administered in all material respects in accordance with its terms. Each Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is so qualified and has been determined by the Internal Revenue Service to be so qualified through receipt of a current favorable determination letter and no events have occurred since the issuance of that determination letter that would adversely affect the qualified status of the Benefit Plan. All contributions (including all employee contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code and applicable regulations thereunder to each Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Benefit Plan or properly accrued.

(e) No claim, Legal Proceeding, investigation, audit or other Action (other than routine claims for benefits in the Ordinary Course of Business) is pending, or to the Knowledge of the Company, threatened against any Benefit Plan.

(f) None of the Benefit Plans provide retiree health or welfare benefits to any current or former employee of the Company, except as may be required by Section 4980B of the Code, Part 7 of Subtitle B of Title I of ERISA or any similar Law requiring group health plan continuation coverage.

(g) Except as set forth on Section 4.17(g) of the Company Disclosure Schedule, the execution and delivery of this Agreement or the consummation of the Transactions will not result in the payment of any amount under any Benefit Plan that would, individually or in combination with any other such payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Without limiting the generality of the other provisions of this Section 4.17, with respect to each Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (each such plan, a “Foreign Plan”): (i) all material employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices, (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, (iii) each Foreign Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such tax Laws, and (iv) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA).

4.18 Labor.

(a) Except as set forth on Section 4.18 of the Company Disclosure Schedule, the Company is not, nor has it ever been, a party to any labor or collective bargaining agreement or other Contract with a union, employee representative body, works council or labor organization (collectively, “Union”) in respect of any employee or group of employees of the Company, and there is not, nor has there ever been, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought or threatened to organize employees for the purpose of collective bargaining. Except as set forth on Section 4.18 of the Company Disclosure Schedule, (i) there are no, and there have been no, strikes, work stoppages, work slowdowns, lockouts, picketing or other similar labor disruption or activities pending or, to the Knowledge of the Company, threatened affecting the Company or any of its employees, and (ii) the Company has not engaged in any unfair labor practice, and there is not now, nor has there been, any unfair labor practice charges, administrative charges, grievances, lawsuits, or complaints pending or, to the Knowledge of the Company, anticipated or threatened by or on behalf of any current or former employee or group of employees of the Company involving or affecting the Company or any of its officers, directors, managers, employees, agents or representatives before a Governmental Authority.

(b) Section 4.18(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all employees of the Company, including (i) each such employee’s name or employee ID, (ii) position or title, (iii) annualized base salary or hourly wage (as applicable), (iv) annual commission opportunity and bonus potential, (v) date of hire, (vi) business location, (vii) accrued, unused vacation, sick and/or paid time off, (viii) part-time or full-time status, (ix) whether on any leave of absence status, and if so, the anticipated return date, (x) whether such employee is classified as exempt or non-exempt for wage and hour purposes, and (xi) the total amount of bonus, severance, retention, change of control and/or other amounts to be paid to such employee at the Closing or otherwise in connection with the Transactions.

(c) Section 4.18(c) of the Company Disclosure Schedule contains a complete and accurate list of all independent contractors, consultants, leased employees or temporary employees of the Company (“Contingent Workers”), showing for each Contingent Worker (i) the nature of services provided, (ii) initial date of engagement, (iii) expected contract termination date (if known), (iv) location, (v) fee or compensation arrangements (e.g., amount and schedule), (vi) average hours of services performed per week, (vii) any notice period required for termination of the relationship, and (viii) other material contractual terms.

(d) The Company is, and for the past four (4) years has been, in compliance in all material respects with all applicable Laws and regulations respecting labor and employment matters in each jurisdiction within which the Company operates or employs or engages workers (including but not limited to prospective employment of applicants and engagement of independent contractors), including with respect to all Laws relating to employee classification and the classification of consultants and independent contractors, labor relations, equal employment opportunities, wages and hours, pay equity, pay frequency, fair employment practices, employment application processes and/or screenings, assignment of employee inventions, employment discrimination, harassment, retaliation, reasonable accommodation, leaves of absence, disability rights or benefits, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy (including required privacy notices), workers’ compensation, sick leave (paid and unpaid), expense reimbursements, deductions from wages, benefits, unemployment insurance, workplace safety and health, immigration, terms and conditions of employment, and wage and hour matters for purposes of federal, state and local Law. To the extent that any Contingent Workers are currently or have been employed or used within the past four (4) years, the Company has properly classified and treated them in accordance with applicable Laws and for purposes of all wage, hour, classification, Tax Laws and regulations and employee benefit plans and perquisites.

(e) Except as set forth in Section 4.18(e) of the Company’s Disclosure Schedule:

(i) there are no, and within the last four (4) years there have been no, Actions, suits, claims, investigations, formal or informal grievances, complaints, charges or other legal proceedings against the Company pending, or to the Knowledge of the Company, threatened or anticipated to be brought or filed, by or with any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally in connection with employment or labor matters, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hour, or any other employment related matter arising under applicable Laws, and there are no circumstances that exist which might give rise to any such Action, suit, claim, investigation, formal or informal grievance, complaint, charge or other legal proceeding;

(ii) none of the employment policies or practices of the Company are currently being, or within the last four (4) years have been, audited or investigated;

(iii) neither the Company, nor any of its respective officers is, or within the last four (4) years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters;

(iv) the Company is in compliance with the requirements of the Immigration Reform Control Act of 1986, including but not limited to all applicable policies with respect to collecting, verifying and retaining complete and accurate copies of U.S. Citizenship and Immigration Services Form I-9 for each of their current and former employees;

(v) the Company is not subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, and is not a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage Laws;

(vi) all employees, except for employees located in the Philippines, who enjoy security of tenure and the grounds for termination of employment are provided for under the law, are employed on an at-will basis and their employment can be terminated at any time for any lawful reason, without notice, and without any amounts being owed to such employee, except for amounts required to be paid by applicable Laws; and

(vii) the Company is not delinquent in payments to any of its respective current or former employees or Contingent Workers for any wages (including minimum wage, overtime, meal period and rest break penalties, and waiting time penalties), salaries, commissions, bonuses, fees or other compensation payable for any services performed by them or amounts required to be reimbursed to such employees or Contingent Workers on or prior to the date hereof, and all such payments have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any additional compensation, commissions or bonuses.

(f) There is no officer, senior management-level employee, or group of employees or Contingent Workers of the Company who has or have indicated an intention to terminate his, her or their employment with the Company, and in the past six (6) months, no officer or senior management-level employee of the Company has been terminated from employment for any reason.

(g) There are no Liabilities of the Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(h) There are no outstanding inspection orders or any pending or threatened charges under OSHA or any other applicable occupational health and safety Law. There have been no fatal or OSHA reportable accidents that could lead to charges under OSHA or any other applicable occupational health and safety Laws. The Company has complied with any Orders issued to the Company under OSHA or any other applicable occupational health and safety legislation and there are no appeals of any Orders issued to the Company that are currently outstanding.

(i) The Company has not furloughed or terminated any employee’s employment as a result of COVID-19, and no such employees of the Company have requested or taken additional sick time or leave as a result of COVID-19 in a manner outside of the Ordinary Course of Business.

4.19 Transactions with Related Parties. Except as set forth on Section 4.19 of the Company Disclosure Schedule, no present officer, director, member or Seller of the Company, nor any Affiliate of the Company (each a “Related Party”), is currently a party to any transaction or Contract with the Company, other than (a) employment or consulting agreements entered into with individuals in the Ordinary Course of Business, (b) Contracts with respect to the acquisition by, or merger with, the Company, where the Seller or surviving company (or an Affiliate of the Seller or surviving company) thereunder became a Related Party in connection with such transaction; (c) Contracts entered into in the Ordinary Course of Business on an arm’s length basis and (d) Contracts which will be terminated at or prior to Closing.

4.20 Insurance. Section 4.20 of the Company Disclosure Schedule contains a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company as of the date of this Agreement. All such policies maintained by, or on behalf of the Company, are, as of the date of this Agreement, in full force and effect, and the Company has complied in all material respects with the provisions of such policies. All material insurance policies with respect to the properties, assets or business of the Company are in full force and effect and all premiums due and payable thereon have been paid in full as of the date of this Agreement. As of the date of this Agreement, the Company has not received any written notice of cancellation or non-renewal of any such insurance policy.

4.21 Privacy and Data Security.

(a) The Company complies in all material respects with Applicable Privacy and Security Laws, and with such privacy and information security obligations to which it is subject under contract, privacy policy, or online terms of use. The Company maintains policies and procedures that comply in all material respects with (i) Applicable Privacy and Security Laws and (ii) privacy and information security obligations to its customers, data subjects, or others, under contract, privacy policy, or online terms of use. The Company has obtained all required consents to its collection, use, retention and disclosure of Personal Information in accordance with Applicable Privacy and Security Laws. The Company has, to the extent required by Applicable Privacy and Security Laws, obtained valid consents from individuals to whom it sends direct marketing communications or has the necessary implied consents for the individuals to whom it sends direct marketing communications. To the Knowledge of the Company, the Company has not disclosed or transferred any Personal Information outside the European Economic Area without a valid legal basis for such transfer under Chapter V of the GDPR. The Company has not, nor, to the Knowledge of the Company have any of the Processors suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to any Personal Information that would, individually or in the aggregate, result in a material liability to the Company, and the Company and, to the Knowledge of the Company, the Processors have passed all regulatory audits, where relevant, to which they have been subject, and the Company has contractual data protection provisions and restrictions with its Processors with respect to any Personal Information transferred from the Company to its Processors, and, to the Knowledge of the Company, its Processors employ appropriate safeguards and provide notice to the Company of any actual or suspected unauthorized access to, use or disclosure of Personal Information. Since January 1, 2018, the Company has implemented and maintained backup and disaster recovery technology consistent with industry standards and practices and has policies and procedures in place designed to provide for the integrity and security of the Company IT Systems and Personal Information (including technical, organizational and administrative security measures) and has materially complied with such policies and procedures. There are no and have never been any actual or threatened complaints, proceedings, investigations, audits or other Actions against the Company brought by any Governmental Authority, or by any Person in respect of the collection, use or disclosure of Personal Information by the Company or a violation of any of the Applicable Privacy and Security Laws. Except as set forth in Section 4.21 of the Company Disclosure Schedule, all Personal Information is stored in the United States. All privacy policies of the Company currently in effect have been delivered or made available to Purchaser. The completion of the Transactions will not result in a breach or violation of any Applicable Privacy and Security Laws by the Company.

4.22 Customers. Section 4.22 of the Company Disclosure Schedule sets forth: (i) each customer who accounted for more than 5% of the Company’s gross revenues for goods or services for each of the two (2) most recent financial years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods on an aggregate basis. The Company has not received any written notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

4.23 Accounts and Attorneys. Section 4.23 of the Company Disclosure Schedule is a true, accurate and complete list of the accounts and safety deposit boxes of the Company and of Persons holding general or special powers of attorney from the Company.

4.24 Financial Advisors. Except as set forth on Section 4.24 of the Company Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for the Sellers or the Company and no Person other than those Persons set forth on Section 4.24 of the Company Disclosure Schedule is entitled to any fee or commission or like payment based on the arrangements made by the Sellers or the Company in connection with the Transactions.

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth on the disclosure schedule delivered by Purchaser to the Sellers and the Company as of the date hereof (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants to the Sellers and the Company as of the date hereof as follows:

5.1 Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Purchaser has the corporate power and authority to own or Lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.2 Authorization of Agreement. The execution and delivery of the Transaction Agreements to which it is a party and the performance of its obligations thereunder have been duly authorized by the requisite corporate action on the part of Purchaser. No other proceeding on the part of Purchaser (including by its equityholders) is necessary to authorize the Transaction Agreements to which it is a party or to consummate the Transactions. Each of the Transaction Agreements to which it is a party has been duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Transaction Agreements, when so executed and delivered, will constitute, the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.

5.3 Conflicts; Consents of Third Parties.

(a) Assuming all Governmental Approvals contemplated by Section 5.3(b) below have been obtained and are effective and all applicable waiting periods have expired or been terminated and all filings and notifications described in Section 4.3(b) of the Company Disclosure Schedule have been made, none of the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transactions, conflicts with, violates or constitutes a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, acceleration, modification or cancellation under, any provision of (i) the Organizational Documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; or (iii) any Law applicable to Purchaser, except in the case of clauses (ii) and (iii), where such conflict, violation or default would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Except as set forth on Section 5.3(b) of the Purchaser Disclosure Schedule, no Governmental Approval, consent or waiver is required on the part of Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transactions by Purchaser, except for any Governmental Approval, the failure of which to make or obtain would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.4 Valid Issuance of Purchaser Shares. The Purchaser Shares and the Earnout Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, and applicable state and federal securities laws. Assuming the accuracy of the representations of the Sellers in Article III of this Agreement and subject to the filings and consent described in Section 5.3 of this Agreement, the Purchaser Shares and the Earnout Shares will be issued in compliance in all material respects with all applicable federal and state securities Laws.

5.5 Investment. Purchaser is acquiring the Shares for its own account and for investment purposes and not with a view to the distribution thereof. Purchaser acknowledges that the Shares have not been registered under the Securities Act or any state securities Law and Purchaser must bear the economic risk of its investment in the Shares until and unless the offer and sale of such Shares is subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is applicable. Purchaser has conducted an examination of available information relating to the Company and its business, Purchaser has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating an investment in the Shares, and Purchaser can bear the substantial economic risk of an investment in the Shares for an indefinite period of time and can afford a complete loss of such investment.

5.6 Financial Advisors. Except as set forth on Section 5.6 of the Purchaser Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Purchaser and no Person is entitled to any fee or commission or like payment based on the arrangements made by Purchaser in connection with the Transactions.

5.7 No Foreign Control. Neither Purchaser nor any of its Subsidiaries is under “foreign ownership, control or influence,” as defined in the Industrial Security Manual, and the Transactions do not constitute a “covered transaction” as defined by the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended.

Article VI

COVENANTS

6.1 Conduct of Business. Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, except as set forth on Section 6.1 of the Company Disclosure Schedule or as consented to in writing by Purchaser, (a) conduct its business in the Ordinary Course of Business (including any conduct that is reasonably related, complementary or incidental thereto), (b) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with Persons with whom it does business and (c) do, and Sellers shall cause the Company to do, all of the following:

(i) not make any capital expenditure in excess of $10,000 individually or $50,000 in the aggregate;

(ii) not take or omit to take any action that would reasonably be expected to result in a Company Material Adverse Effect;

(iii) not declare or pay a dividend on, or make any other distribution in respect of, its equity securities except dividends or distributions solely in cash;

(iv) not acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets in the Ordinary Course of Business;

(v) not amend, extend, renew or terminate any Material Contract or Real Property Lease, other than any Contracts or extensions (A) with a term of less than one year, (B) which involve $10,000 or less, or (C) amended, extended, renewed or terminated in the Ordinary Course of Business;

(vi) not change in any material respect the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or manager or other key employees, other than changes made in accordance with normal compensation practices and consistent with past practices of the Company or changes required by employment agreements, any Benefit Plan or any Law;

(vii) not (A) terminate (otherwise than for cause) the employment or services of any director, officer or manager or other key employee except as contemplated by Section 6.9 of the Company Disclosure Schedule or this Agreement or (B) grant any severance or termination pay to any director, officer or manager or any other employee except as required by prior agreement a copy of which has been provided to Purchaser;

(viii) not enter into any new Contract with a director, employee, consultant, or independent contractor of the Company, that has not been approved by Purchaser;

(ix) not materially amend or enter into a new Benefit Plan (except as required by Law, prior agreement or customary renewal in the Ordinary Course of Business) or collective bargaining agreement;

(x) not incur any Indebtedness in excess of $10,000 in the aggregate, except (A) current liabilities incurred in the Ordinary Course of Business, (B) borrowings under existing credit facilities and (C) obligations under Contracts entered into in the Ordinary Course of Business;

(xi) not issue any equity interests or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities (except in connection with the exercise or conversion of equity securities, options and warrants issued and outstanding as of the date hereof);

(xii) not adopt any amendments to the Company’s Organizational Documents;

(xiii) not make any material change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements, unless such change is required by applicable Law or GAAP;

(xiv) not sell or otherwise dispose of any material assets in excess of $10,000 in the aggregate, other than sales of inventory in the Ordinary Course of Business and personal property sold or otherwise disposed of in the Ordinary Course of Business and except for any asset which is obsolete;

(xv) not settle or compromise any Action except to the extent involving solely money damages of no greater than $10,000;

(xvi) preserve and maintain all of its material Permits;

(xvii) pay its debts, Taxes and other obligations when due;

(xviii) maintain the material assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(xix) continue in full force and effect without modification all of its insurance policies, except as required by applicable Law;

(xx) use commercial reasonable efforts to defend and protect its material assets from infringement or usurpation;

(xxi) perform all of its material obligations under all Contracts relating to or affecting its assets or business;

(xxii) maintain the books and records in accordance with past practice;

(xxiii) not make any loans, advances or capital contributions to any Person;

(xxiv) comply in all material respects with all applicable Laws;

(xxv) not (A) make, change or revoke any material Tax election outside of the Ordinary Course of Business; (B) change any material annual Tax accounting period; (C) change any material Tax accounting principles, methods, practices or policies; (D) file any material amended Tax Return; or (E) enter into any material Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business that do not primarily relate to Taxes); or

(xxvi) not take or permit or agree to do any action that would cause any of the changes, events or conditions described in this clause (c).

6.2 Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance notice, and subject to restrictions contained in the confidentiality agreements to which the Company is subject, the Company shall provide to Purchaser and its authorized representatives during normal business hours reasonable access to all books and records of the Company (in a manner so as to not interfere with the normal business operations of the Company). All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any competitively sensitive information or disclose any other information to Purchaser or its representatives if such disclosure would be reasonably likely to (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Laws, fiduciary duty or binding Contract entered into prior to the date hereof, or (iii) if the Parties are in an adversarial relationship in litigation or arbitration (in which case the furnishing of information, documents or records contemplated by this Section 6.2 shall be subject to applicable rules relating to discovery).

6.3 Efforts; Governmental Approvals and Consents.

(a) Each of the Company and the Sellers, on the one hand, and Purchaser, on the other hand, shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (i) to consummate and make effective the Transactions and (ii) to obtain all Governmental Approvals set forth in Section 4.3(b) of the Company Disclosure Schedule and Section 5.3(b) of the Purchaser Disclosure Schedule.

(b) Each of the Company and the Sellers, on the one hand, and Purchaser, on the other hand, shall use its respective commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.3(a) of the Company Disclosure Schedule and Section 5.3(a) of the Purchaser Disclosure Schedule.

(c) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained on or prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Sellers’ Representative shall use its commercially reasonable efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof and, if Sellers’ Representative provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

6.4 Confidentiality. Purchaser acknowledges that the information provided to Purchaser and its representatives in connection with this Agreement (including Section 6.2 hereof) and the Transactions is subject to the terms of the Confidentiality Agreement, dated August 23, 2020, by and between Purchaser and the Company (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

6.5 Preservation of Records. In addition to and not in limitation of the provisions of Section 6.2, Purchaser agrees to preserve and keep the records relating to the business of the Company for a period of two (2) years from the Closing Date and shall make such records and personnel available to the Sellers or their Affiliates as may be reasonably requested in connection with, among other things, any insurance claims by, Legal Proceedings (other than Legal Proceedings between the Sellers, on the one hand, and Purchaser, on the other hand, related to this Agreement or the Transactions) or tax audits against, or governmental investigations of, the Company or in order to enable the Sellers to comply with their obligations under this Agreement and each other Transaction Agreement.

6.6 Publicity. None of the Sellers or the Company (prior to the Closing), on the one hand, or Purchaser and its Affiliates or the Company (following the Closing), on the other hand, shall issue any press release or public announcement concerning this Agreement, the other Transaction Agreements or the Transactions or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining either the Sellers’ Representative’s or Purchaser’s, as applicable, prior written approval, which approval will not be unreasonably withheld or delayed, unless, in the judgment of the Party seeking to disclose, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which such disclosing Party lists securities; provided that, to the extent any disclosure is required by applicable Law or stock exchange rule, the Party intending to make such disclosure shall use its commercially reasonable efforts consistent with applicable Law or stock exchange rule to consult with the Sellers’ Representative or Purchaser, as applicable, with respect to the text thereof and; provided, further, that (a) the Sellers, the Company and Purchaser and their respective equityholders and Affiliates shall be entitled to disclose such information to their respective employees, equity owners, partners, prospective partners, investors, prospective investors, professional advisors and lenders who have a need to know the information and who agree to keep such information confidential or are otherwise bound to confidentiality and (b) Purchaser’s financing sources and other professional advisors may publish “tombstones” or other customary announcements which do not contain pricing details that are not otherwise publicly available.

6.7 Exclusivity. During the period beginning on the date hereof and ending on the earlier of the Closing Date or the Termination Date, except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that it will not, it will use its best efforts to cause its respective directors, officers, and employees not to, and it shall direct its Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”) not to: (a) initiate, encourage, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to a Seller individually) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any securities of, the Company (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into a Contract, agreement or understanding with any Person relating to a Proposal. If the Company or any Agent has provided any Person (other than Purchaser’s or the Company’s Agents) with any confidential information or data relating to a Proposal, they shall request the immediate return thereof. The Company shall notify Purchaser immediately if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, it, any of the Subsidiaries or any of their respective directors, officers, employees and Affiliates or, to the Knowledge of the Company, any other Agent. Such notice shall disclose the identity of the party making, and the terms and conditions of, any such Proposal, inquiry or request, and shall include a true and complete copy of such Proposal, inquiry or request, if in writing.

6.8 Registration Statement. Purchaser shall:

(a) file, as promptly as practicable, subject to the expiration of the prohibition period set forth in Section 4.12(a) of that certain Securities Purchase Agreement, dated as of February 16, 2021, by and between Purchaser and each purchaser identified on the signature pages thereto, a registration statement on Form S-1 or Form S-3 pursuant to Rule 415 under the Securities Act (or any successor provisions), providing for the resale of the Purchaser Shares issued pursuant to this Agreement to be made on a continuous basis (the “Registration Statement”);

(b) use commercially reasonable efforts to cause the Registration Statement to become effective no later than the date that is 60 days after the date the Registration Statement is filed, and in any event as soon as practicable after such filing;

(c) use commercially reasonable efforts to maintain in effect, supplement and amend, if necessary, the Registration Statement, as required by the instructions applicable to such registration form or by the Securities Act, for a period of (i) one (1) year after it becomes effective or (ii) until such time that the Purchaser Shares may be sold in accordance with Rule 144 promulgated under the Securities Act;

(d) furnish, upon request, to the holders of the Purchaser Shares to which the Registration Statement relates copies of any supplement or amendment to such Registration Statement prior to such supplement or amendment being used and/or filed with the SEC;

(e) pay all registration expenses in connection with the Registration Statement, whether or not it becomes effective, and whether all, some or none of the Purchaser Shares to which it relates are sold pursuant to it; and

(f) if, after the Registration Statement has become effective, it is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or authority, Purchaser shall use its commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment.

6.9 Legend. Unless registered pursuant to an effective registration statement (including the Registration Statement), the Purchaser Shares and the Earnout Shares shall bear the following restrictive legend (except as set forth in the Regulation S Certificate): THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

6.10 Resignations and Releases. The Company shall deliver to Purchaser written resignations and releases, effective as of the Closing Date, of all of the officers and directors (or equivalent) of the Company as set forth in Section 6.10 of the Company Disclosure Schedule.

6.11 Non-Competition; Non-Solicitation.

(a) For a period of three years commencing on the Closing Date (the “Restricted Period”), Leon Papkoff, Skye Barcus, Melanie Li, Jimmy Chan and Andrea Williams (the “Restricted Persons”), in connection with the sale of all Shares owned by each Restricted Person in the Company, including its goodwill, which Purchaser considers to be a valuable asset, and in exchange for good and valuable consideration offer to each Restricted Person as a Seller hereunder, shall not, and shall not permit any of their Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in a business that directly competes with the business of the Company as currently conducted anywhere in the Restricted Territory, provided that for the period commencing on the second anniversary of the Closing Date until the third anniversary of the Closing Date, the restrictions set forth in this clause (i) shall only be applicable to the businesses set forth on Schedule 6.11(a)(i) of the Company Disclosure Schedule; (ii) have an interest in any Person that engages directly or indirectly in a business that directly competes with the business of the Company as currently conducted in any capacity anywhere in the Restricted Territory, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant, provided that for the period commencing on the second anniversary of the Closing Date until the third anniversary of the Closing Date, the restrictions set forth in this clause (ii) shall only be applicable to interests in Persons set forth on Schedule 6.11(a)(ii) of the Company Disclosure Schedule; or (iii) intentionally interfere in any material respect with the business relationships (whether formed before or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing:

(i) a Restricted Person may own, directly or indirectly, solely as an investment, securities of any Person traded on any stock exchange if such Restricted Person is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person;

(ii) this Section 6.11(a) shall not restrict the Restricted Person from acting as an employee, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to any business unit of any Person where such business unit does not carry on a business that directly competes with the business of the Company as currently conducted; and

(iii) nothing contained herein shall restrict the Restricted Person from any general advertisements, posts or similar solicitations or activities not on behalf of any business that directly competes with the business of the Company as currently conducted.

(b) During the Restricted Period, each Restricted Person shall not, directly or indirectly, solicit, encourage or entice, or attempt to solicit, encourage or entice any employee or independent contractor of the Company to leave his or her employment or contractor relationship, except pursuant to a general advertisements, posts or similar solicitations or activities that are not directed specifically to any such employees or independent contractors.

(c) During the Restricted Period, each Restricted Person shall not, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company; provided that nothing contained herein shall restrict any Restricted Person from any general advertisements, posts or similar solicitations or activities not on behalf of any business that directly competes with the business of the Company as currently conducted.

(d) Each Restricted Person acknowledges that a breach or threatened breach of this Section 6.11 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that, in the event of a breach or a threatened breach by such Restricted Person of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an interim or permanent injunction, specific performance and any other relief that may be available from a court of competent equitable jurisdiction (without any requirement to post a bond or other security).

(e) Each Restricted Person acknowledges that the restrictions contained in this Section 6.11 are reasonable and necessary to protect the legitimate interests of Purchaser and goodwill of the Company and constitute a material inducement to Purchaser’s entering into this Agreement and consummating the Transactions. The covenants contained in this Section 6.11 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.12 Company Financial Statements. As soon as practicable following the Closing but in any event within thirty (30) days from the Closing Date, the Sellers’ Representative shall cause the Company, at the Company’s expense, which shall be included in Transaction Expenses, to deliver audited financial statements of the Company for the fiscal years ended December 31, 2020 and 2019, and reviewed interim unaudited financial statements of the Company for the three month period ended March 31, 2021 of the Company to Purchaser, in form and content required to be included in a Current Report on Form 8-K to be filed by Purchaser following the Closing. In addition, the Sellers’ Representative shall provide any information or assistance with respect to the preparation of pro forma financial statements to be included in any such Current Report on Form 8-K and request and obtain the consent of the Company’s independent auditor for use of their reports in any applicable U.S. Securities and Exchange Commission filings of Purchaser.

6.13 Offering Materials. The Purchaser, via the Company, shall provide the Sellers such information as is necessary to satisfy any requirements for an exemption from registration of the issuance of the Purchaser Shares and the Earnout Shares to the Sellers as Purchaser may reasonably determine in connection with this Agreement (such materials, the “Offering Materials”). The Company will promptly advise Purchaser in writing if, at any time prior to the Closing or the termination of this Agreement, the Company shall obtain knowledge of any facts that would reasonably be expected to make it necessary or appropriate to amend or supplement the Offering Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable legal requirements.

6.14 Philippines Personnel. Sellers’ Representative agrees to assist Purchaser and the Company following the Closing, as requested by Purchaser, with the Company’s process of terminating the Company’s outstanding freelance agreements with its personnel in the Philippines and hiring such personnel as employees of the Company.

6.15 Voting Proxy.

(a) Effective as of the Closing Date until December 31, 2021, each Seller hereby grants to and appoints Purchaser as its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Seller, to vote at any meeting of shareholders (each, a “Meeting”) of Purchaser all of the Purchaser Shares owned by such Seller as of the record date of such Meeting in accordance with any recommendation of Purchaser’s board of directors, except with respect to a vote on any proposal that materially impacts the Company’s ability to achieve the Earnout Target. Such attorney-in-fact may evidence the taking of any action, giving of any consent or the voting of such Purchaser Shares by the execution of any document or instrument for such purpose in the name of such Seller. Each Seller hereby affirms that the proxy set forth in this Section 6.15 is given in connection with, and in consideration of, this Agreement. Each Seller hereby further affirms that this proxy is coupled with an interest and may not be revoked unless otherwise terminated by the mutual consent of each Seller and Purchaser. Each Seller hereby ratifies and confirms all that the proxy and attorney-in-fact appointed pursuant to this Section 6.15 may lawfully do or cause to be done by virtue hereof.

(b) No Purchaser Shares may be sold, assigned or otherwise transferred by a Seller to any Person unless the transferee of such Purchaser Shares agrees in writing in a form acceptable to Purchaser in its reasonable discretion to be bound by the provisions of this Section 6.15.

6.16 Bank Accounts. Sellers’ Representative agrees to assist the Company, as requested by Purchaser, with adding Wendy Loundermon and any other officer designated by Purchaser as authorized signatories to each deposit account, securities account and other bank account of the Company no later than five (5) Business Days following the Closing.

6.17 Leak-Out. Following the effectiveness of the Registration Statement, each Seller agrees that, for so long as such Seller owns any Purchaser Shares or Earnout Shares, such Seller shall not, directly or indirectly, without the prior written consent of Purchaser, agree or offer to sell, dispose or otherwise transfer any such shares of Purchaser Common Stock, except that a Seller may, on any trading day, sell that number of Purchaser Shares or Earnout Shares that, when aggregated, is equal to 10% of the daily trading volume for the Purchaser Common Stock on the Nasdaq Capital Market, or any other trading market on which the Purchaser Common Stock is listed, on such trading day; provided, that Seller shall be permitted to sell during any 30-day period (i) an amount of Purchaser Shares up to 25% of such Seller’s initial aggregate amount of Purchaser Shares owned and (ii) an amount of Earnout Shares up to 50% of such Seller’s initial aggregate amount of Earnout Shares owned.

Article VII

CONDITIONS TO CLOSING

7.1 Conditions to the Obligations of the Company, the Sellers and Purchaser. The obligations of the Company, the Sellers and Purchaser to effect the Closing and to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the Party for whose benefit such condition exists) of the following conditions:

(a) There shall not be in effect any Law or Order of a Governmental Authority of competent jurisdiction in the United States directing that the Transactions not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate the Transactions.

(b) Each Party shall have received all Governmental Approvals referred to in Section 4.3(b) of the Company Disclosure Schedule and Section 5.3(b) of the Purchaser Disclosure Schedule, in form and substance reasonably satisfactory to the respective Parties, and no such Governmental Approvals shall have been revoked.

(c) No Action shall have been commenced against any Party hereto that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority and be in effect, which restrains or prohibits any of the Transactions.

7.2 Other Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the Closing and to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by Purchaser) of the following further conditions:

(a) the Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case such representatives and warranties shall be true and correct only as of the specified date);

(b) the representations and warranties of the Sellers and the Company set forth in Article III and Article IV (other than those referred to in clause (a) above), respectively, shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case such representatives and warranties shall be true and correct only as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had a Company Material Adverse Effect (provided that, for the purposes of the foregoing clause, qualifications as to materiality and Company Material Adverse Effect contained in such representations and warranties shall not be given effect);

(c) the Company and the Sellers shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company or the Sellers, as applicable, under this Agreement on or prior to the Closing Date;

(d) no event or occurrence shall have occurred or arisen since the date hereof that has had a Company Material Adverse Effect;

(e) prior to or at the Closing, the Company shall have delivered to Purchaser a certificate of an authorized officer of the Company, dated as of the Closing Date, in form and substance reasonably acceptable to Purchaser, to the effect that the conditions specified in Sections 7.2(a), 7.2(b), 7.2(c) and 7.2(d) have been satisfied; and

(f) Purchaser shall have obtained a fairness opinion satisfactory to the Board of Directors of Purchaser with respect to the purchase of the Shares, and such opinion shall not have been withdrawn prior to the Closing.

7.3 Other Conditions to the Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to effect the Closing and to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the Sellers) of the following further conditions:

(a) the representations and warranties of Purchaser set forth in Section 5.1 (Organization and Power), Section 5.2 (Authorization of Agreement) and Section 5.6 (Financial Advisors) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct only as of the specified date);

(b) the representations and warranties of Purchaser set forth in Article V (other than those referred to in clause (a) above) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case such representatives and warranties shall be true and correct only as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had a Purchaser Material Adverse Effect (provided that, for the purposes of the foregoing clause, qualifications as to materiality and Purchaser Material Adverse Effect contained in such representations and warranties shall not be given effect);

(c) Purchaser shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(d) prior to or at the Closing, Purchaser shall have delivered to the Sellers’ Representative a certificate of an authorized officer of Purchaser, dated as of the Closing Date, in form and substance reasonably acceptable to the Sellers’ Representative, to the effect that the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c) have been satisfied.

7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to use best efforts to cause the Closing to occur, as required by Section 6.3.

Article VIII

INDEMNIFICATION

8.1 Survival.

(a) All representations, warranties, covenants and agreements of the Parties hereto made in this Agreement (a) shall be deemed to have been relied upon by the Party or Parties to whom they are made, and shall survive the Closing (subject to the immediately following sentence), with each Party reserving all of its rights hereunder in connection with any breach or alleged breach and (b) shall bind the applicable Parties’ successors and assigns (including, without limitation, any successor to any party by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties and their respective successors and permitted assigns, whether so expressed or not.

(b) Notwithstanding the foregoing, the representations and warranties of the parties hereto contained in this Agreement shall expire and terminate and be of no further force and effect on the date (as applicable, the “Survival Date”) that is eighteen (18) months from the Closing Date, except that (i) the Fundamental Representations shall survive until sixty (60) days past the expiration of the applicable statute of limitations.

(c) All covenants and other agreements contained in this Agreement to be performed at or prior Closing shall survive the Closing through the Survival Date and all covenants and other agreements to be performed after Closing shall survive until fully performed by the applicable party in accordance with their respective terms.

(d) No Indemnified Party shall be indemnified and held harmless for any liability for a breach of any representation or warranty unless the applicable Indemnifying Party is given written notice from such Indemnified Party asserting a claim on or before the applicable Survival Date. Notwithstanding anything herein to the contrary, if such written notice has been delivered on or before the applicable Survival Date, then such representation or warranty shall survive as to any claim in such notice until such claim has been finally resolved.

8.2 Indemnification of the Purchaser Indemnified Parties.

(a) Subject to the limitations set forth in this Article VIII, from and after the Closing, the Seller Indemnifying Parties agree, severally and not jointly (except, notwithstanding anything contrary set forth in this Agreement, (x) to the extent of the Holdback Amount, to which the Seller Indemnifying Parties hereby agree jointly and severally and (y) the Selected Sellers, each of which agree to provide such indemnification on a joint and several basis), to indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses suffered, sustained or incurred by any Purchaser Indemnified Party, resulting from, arising in connection with or related to:

(i) any breach or inaccuracy of a representation or warranty made by the Company or a Seller contained in this Agreement;

(ii) any breach of any covenant made by the Company or a Seller in this Agreement;

(iii) any Indemnified Taxes;

(iv) any Transaction Expenses or Indebtedness of the Company to the extent not paid at or prior to Closing or included in the determination of the Cash Purchase Price; or

(v) actual and intentional fraud or intentional misrepresentation.

(b) The representations and warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Purchaser Indemnified Parties, shall not be limited or otherwise affected by or as a result of either any waiver of Closing conditions by Purchaser, or (ii) any information furnished to, or any due diligence investigation made by any of the Purchaser Indemnified Parties or any of their respective representatives.

(c) The Purchaser Indemnified Parties’ right to indemnification pursuant to Section 8.2(a)(i) shall be limited as follows:

(i) except with respect to Losses arising out of breaches or inaccuracies in any Fundamental Representation or any action based on actual and intentional fraud or intentional misrepresentation, no Losses shall be subject to indemnification under Section 8.2(a)(i) until the total of all Losses in respect of indemnification claims under Section 8.2(a)(i) exceeds the Threshold, and then recovery shall be permitted under Section 8.2(a)(i) for all Losses in excess of such Threshold;

(ii) all claims for Losses in respect of indemnification claims under this Article VIII shall be satisfied (A) first, from the Holdback Amount; and (B) second, from the Sellers directly subject to the other limitations in this Article VIII; and

(iii) if the Purchaser Indemnified Parties are entitled to indemnification under more than one clause or subclause of this Agreement with respect to Losses, then the Purchaser Indemnified Parties shall be entitled to only one indemnification or recovery for any Loss to the extent it arises out of the same set of circumstances and events and would constitute duplicative recovery.

(d) No Losses may be claimed under Section 8.2 by any Purchaser Indemnified Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Section 1.5.

(e) In no event shall the Seller Indemnifying Party’s indemnification obligations to the Purchaser Indemnified Parties pursuant to this Article VIII except with respect to any action based on actual and intentional fraud or intentional misrepresentation, exceed the Aggregate Purchase Price.

8.3 Indemnification of the Seller Indemnified Party.

(a) Subject to the limitations set forth in this Article VIII, from and after the Closing, Purchaser hereby agrees to indemnify and hold harmless the Seller Indemnified Party from and against any and all Losses suffered, sustained or incurred by the Seller Indemnified Party, resulting from, arising in connection with or related to:

(i) any breach of a representation or warranty made by Purchaser contained in this Agreement or the Transaction Agreements; or

(ii) any breach of any covenant made by Purchaser in this Agreement or the Transaction Agreements.

(b) The representations and warranties, covenants and obligations of Purchaser, and the rights and remedies that may be exercised by the Seller Indemnified Party, shall not be limited or otherwise affected by or as a result of either (i) any waiver of Closing conditions by the Seller, or (ii) any information furnished to, or any due diligence investigation made by any of the Seller Indemnified Party or any of their respective representatives.

(c) The Seller Indemnified Party’s right to indemnification pursuant to Section 8.3(a)(i) shall be limited as follows:

(i) except with respect to Losses arising out of breaches or inaccuracies in any Fundamental Representation or any action based on fraud or intentional misrepresentation, no Losses shall be subject to indemnification under Section 8.3(a)(i) until the total of all Losses in respect of indemnification claims under Section 8.3(a)(i) exceeds the Threshold, and then recovery shall be permitted under Section 8.3(a)(i) for all Losses in excess of such Threshold.

(d) In no event shall Purchaser’s indemnification obligations to the Seller Indemnified Party pursuant to this Article VIII except with respect to fraud or intentional misrepresentation, exceed the Aggregate Purchase Price.

8.4 Indemnification Procedures.

(a) An Indemnified Party may make claims for indemnification hereunder by giving written notice thereof to the Indemnifying Party within the period in which such indemnification claim can be made hereunder. In the event that an indemnification claim involves a claim by a third party against such Indemnified Party (a “Third Party Claim”), the Indemnified Party shall give prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim, together with a statement of any available information regarding such Third Party Claim to the Indemnifying Party; provided, that no delay on the part of the Indemnified Party in giving any such notice (or to include any item required to be set forth thereon in accordance with the following sentence) shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that such failure to notify the Indemnifying Party (or to include any item required to be set forth thereon in accordance with the following sentence) results in (i) the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third Party Claim or (ii) the Indemnifying Party is materially prejudiced by such delay. Such written notice shall set forth in reasonable detail the nature of the claim for which indemnification is sought, include copies of material written evidence thereof to the extent reasonably available, the provision(s) under this Agreement that provide the basis for such claim for indemnification, the amount of such Third Party Claim (if known) and the portion of such amount subject to indemnification hereunder. Subject to the proviso and the next sentence, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) days after receipt from the Indemnified Party of notice of such claim (or less if the nature of the asserted liability requires (e.g., if an answer is due with respect to a formal complaint)), to participate in or assume and control, at the Indemnifying Party’s expense, the defense against such Third Party Claim through the counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party), but if the Indemnifying Party fails to elect to assume control within such fifteen (15) day period or fails to diligently prosecute or defend such Third Party Claim, the Indemnified Party shall have the right to retain or assume control of such Third Party Claim at the Indemnifying Party’s expense; provided, that in any case where the Seller Indemnifying Party is the Indemnifying Party, the right to assume control of such Third Party Claim is only if, (A) the Third Party Claim involves only money damages which are not reasonably expected to be in excess of the Indemnifying Party’s remaining indemnity obligations hereunder and does not seek an injunction or other equitable relief, (B) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, (C) to the extent that such Third Party Claim does not involve any potential criminal liability or the potential for a finding or admission of criminal wrongdoing, (D) such Third Party Claim is not asserted by or relate to a customer representing greater than $100,000 in revenue for the prior twelve (12) months, or (E) such Third Party Claim is not asserted by any Governmental Authority or a customer of the size specified in (D) above; provided, further, however, that the Indemnifying Party must first acknowledge in writing within fifteen (15) calendar days after the Indemnified Party has given notice of a Third Party Claim, its assumption of the defense of such Third Party Claim, and its obligation to indemnify the Indemnified Party with respect to such Third Party Claim in accordance with the terms of this Article VIII. The party not controlling such Third Party Claim shall cooperate with and make available to the controlling party such assistance and materials as may be reasonably requested of it (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same), and shall have the right at its expense to participate in the defense assisted by counsel of its own choosing; provided, that if (x) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (y) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of such additional counsel to the Indemnified Party as necessary to allow such defense or resolve such conflict. The party controlling such Third Party Claim shall keep the non-controlling party reasonably advised of the status of such Third Party Claim and shall consider in good faith recommendations made by the non-controlling party with respect thereto. Notwithstanding anything to the contrary contained in this Agreement, the Sellers’ Representative will have the sole and exclusive right to act on behalf of the Seller Indemnified Parties with respect to any indemnification claims made pursuant to this Article VIII, including bringing and settling any claims hereunder and receiving any notices on behalf of the Seller Indemnified Parties.

(b) If the Indemnifying Party assumes the defense of any Third Party Claim, then such Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing by the Indemnified Party, does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party, in each case, other than any such settlement or compromise that provides solely the payment of money damages which are fully the obligation of and satisfied by the Indemnifying Party. If an offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 8.4 only upon the prior written consent of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give prompt written notice to the Indemnified Party to that effect. If the Indemnified Party assumes the defense of any Third Party Claim, then such Indemnified Party shall not, without the prior written consent of the Indemnifying Party, settle or comprise any Third Party Claim or permit a default or consent to entry of any judgment with respect to such Third Party Claim that could have a material impact on the Seller without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

8.5 Direct Claims. Any claim, action, cause of action, demand or Legal Proceeding by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice (or to include any item required to be set forth thereon in accordance with the following sentence) shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party (a) forfeits rights or defenses by reason of such failure, or (b) is materially prejudiced by such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (to the extent known), shall include copies of all material written evidence thereof to the extent reasonably available and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. To the extent of any dispute regarding any Direct Claim, each of the Indemnified Party and the Indemnifying Party shall, with their respective professional advisors, cooperate reasonably and in good faith to understand the matter or circumstances alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and to resolve such matter. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.6 Treatment of Indemnification Claims. All indemnification payments made under this Agreement shall be treated by all parties as an adjustment to the Aggregate Purchase Price to the extent permitted by applicable law.

8.7 Calculation of Losses.

(a) Following the Closing, if any claim is made against the Sellers by a Purchaser Indemnified Party pursuant Article VIII in respect of any Loss (a “Loss Payment”), neither the Sellers nor any of its respective Affiliates, successors and assigns shall have any rights against Purchaser, the Company or their respective Affiliates, officers, directors, managers or members by reason of contribution or subrogation in respect of any such Loss Payment.

(b) Notwithstanding anything in this Agreement to the contrary, for purposes of the Parties’ indemnification obligations under Article VIII, all of the representations and warranties set forth in this Agreement that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect or exception related thereto shall be deemed to have been made without any such qualification or exception for the purpose of determining the amount of Losses resulting from, arising out of or relating to any such breach of representation or warranty.

(c) The Losses incurred or suffered by an Indemnified Party shall be reduced by (i) the amount of any related insurance proceeds actually received by such Indemnified Party or its Affiliates in connection with the corresponding claim (net of (A) applicable deductible or retention amounts, based on the parties’ reasonable estimate of the increases in insurance premiums directly resulting from such claim and (B) costs of collection or recovery), and (ii) any other compensatory payments actually received by such Indemnified Party or its Affiliates from any other Persons by way of indemnification, guarantee or similar mechanism with respect to the Losses for which indemnification is claimed net of costs of collection or recovery. To the extent available, each Indemnified Party shall use its commercially reasonable efforts to obtain recovery from any such available insurance policy or indemnification, guarantee or similar mechanism; provided, however, such obligation shall not include any requirement to commence any action, suit or proceeding to obtain such recovery, and shall not prevent or delay receipt of indemnification payments hereunder to the extent an Indemnified Party is otherwise entitled thereto. If any amount referenced in this Section 8.7(c) is actually received after the related indemnification payment has been made, then the applicable Indemnified Party shall remit such amounts to the applicable Indemnifying Party (net of (A) applicable deductible or retention amounts, based on the parties’ reasonable estimate of the increases in insurance premiums directly resulting from such claim and (B) costs of collection or recovery).

(d) To the extent required by Law, an Indemnified Party shall use commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article VIII.

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

8.8 Exclusion of Other Remedies.

(a) This Article VIII constitutes the sole and exclusive remedies from and after the Closing for recovery of Losses arising out of this Agreement, except (i) with respect to actual and intentional fraud or intentional misrepresentation, (ii) nothing herein shall restrict the ability of Purchaser to seek specific performance or other equitable remedies against any Person and (iii) a determination of the adjustment of the Cash Purchase Price (which is governed by Section 1.5).

Article IX

TERMINATION

9.1 Termination.

(a) This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(i) by mutual written consent of Purchaser and the Sellers’ Representative;

(ii) by either the Sellers’ Representative or Purchaser, if any Governmental Authority of competent jurisdiction in the United States shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Transactions (after giving effect to the Parties’ obligations under Section 6.3) and such Order or other action shall have become final and nonappealable;

(iii) by either the Sellers’ Representative or Purchaser, if the Closing does not occur on or prior to 120 days after the date hereof (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(a)(iii) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(iv) by the Sellers’ Representative, upon written notice to Purchaser, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Purchaser or any of such representations and warranties shall have become untrue in a manner that would result in any conditions set forth in Sections 7.3(a), 7.3(a) or 7.3(c) not being satisfied, such breach or inaccuracy has not been waived by the Sellers’ Representative, and the breach or inaccuracy, if capable of being cured, has not been cured within thirty (30) days following the Sellers’ Representative’s written notice to Purchaser of such breach or inaccuracy or is not capable of being cured on or prior to the Termination Date; provided that the right to terminate this Agreement under this Section 9.1(a)(iv) shall not be available to the Sellers’ Representative if the Company or any Seller is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(v) by Purchaser, upon written notice to the Sellers’ Representative, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Sellers or the Company or any of such representations and warranties shall have become untrue in a manner that would result in any conditions set forth in Sections 7.2(a), 7.2(b), 7.2(c) or 7.2(d) not being satisfied, such breach or inaccuracy has not been waived by Purchaser, and the breach or inaccuracy, if capable of being cured, has not been cured within thirty (30) days following Purchaser’s written notice to the Sellers’ Representative of such breach or inaccuracy or is not capable of being cured on or prior to the Termination Date; provided that the right to terminate this Agreement under this Section 9.1(a)(v) shall not be available to Purchaser if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein; or

(vi) by the Sellers’ Representative, whether or not the Sellers’ Representative or the Company has sought or is entitled to seek specific performance pursuant to Section 11.9, if (A) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those conditions which by their terms cannot be satisfied until the Closing and those conditions that Purchaser’s breach has caused not to be satisfied) and (B) Purchaser fails to consummate the Transactions within two (2) Business Days following the date on which the Closing was required to have occurred pursuant to Section 2.1.

(b) In the event of termination by the Sellers’ Representative or Purchaser pursuant to this Section 9.1, written notice thereof shall forthwith be given to such other Party and the Transactions shall be terminated, without further action by any Party. If the Transactions are terminated as provided herein, Purchaser shall return to the Company or destroy all documents and other material received from the Company or the Sellers’ Representative relating to the Transactions, whether so obtained before or after the execution hereof.

9.2 Effect of Termination. If this Agreement is terminated and the Transactions are abandoned as described in Section 9.1, this Agreement shall become null and void and of no further force and effect, without any liability or obligation on the part of any Party or their respective directors, officers, employees, owners, representatives or Affiliates, and the Transactions shall be abandoned without further action by the Parties, except for (a) the penultimate sentence of Section 6.2 (Access to Information) and (b) each of Sections 9.1 (Termination), 9.2 (Effect of Termination) and Article XI (MISCELLANEOUS), each of which, shall survive such termination. Nothing in this Section 9.2, however, shall be deemed to release any Party from any liability for any willful breach by such Party of the terms and provisions of this Agreement prior to termination. For purposes of this Section 9.2, “willful” shall mean a breach that is a consequence of an act undertaken by the breaching Party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Article X

TAX MATTERS

10.1 Tax Return Filings.

(a) At the sole expense of the Company, Sellers’ Representative shall cause to be prepared and filed all federal and state income Tax Returns required to be filed by the Company for taxable periods ending prior to or on the Closing Date which are to be filed after the Closing Date (the “Seller Returns”). The Seller Returns shall be prepared in a manner consistent with the Company’s past practice except as otherwise required by Law. Purchaser shall make available or shall cause the Company to make available to Sellers’ Representative (and to the accountants and attorneys of the Sellers’ Representative) any and all books and records and other documents and information in its possession or control relating to the Company requested by such Persons in order to prepare the Seller Returns. Purchaser will cause duly authorized officers of the Company (or any successor thereof) timely to execute the Seller Returns.

(b) Purchaser shall cause the Company, at Purchaser’s sole expense, to cause to be prepared and filed all Tax Returns, other than the Seller Returns, for a Pre-Closing Tax Period or a Straddle Period which are to be filed by the Company after the Closing Date (the “Purchaser Returns”). Each such Purchaser Return shall be prepared in a manner consistent with the Company’s past practice except as otherwise required by Law. Purchaser shall submit each such Purchaser Return relating to income taxes (“Purchaser Income Tax Return”) to the Sellers’ Representative at least thirty (30) days prior to the due date for the filing of such Purchaser Income Tax Return (taking into account any valid extensions of time to file) and the Sellers’ Representative shall have the right to review and comment on such Purchaser Income Tax Return and Purchaser shall reflect such comments from the Sellers’ Representative on such Purchaser Income Tax Return to the extent that such comments are consistent with the standard set forth in the immediately preceding sentence.

(c) For purposes of apportioning liability for Taxes of the Company in connection with any Straddle Period: (i) in the case of Taxes based upon or related to income or receipts, the amount of any such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) in the case of Taxes other than Taxes described in clause (i), the amount of such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be the product of (x) the amount of such Taxes for the entire period and (y) a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. Notwithstanding the foregoing, for purposes of this Agreement, the liability for Taxes of the Company for any Pre-Closing Tax Period shall not be increased or otherwise adversely affected by any items, events or transactions outside of the ordinary course of business occurring on the Closing Date after the Closing or following the Closing Date.

10.2 Post-Closing Covenant. Notwithstanding anything herein to the contrary, to the extent such action would impose an indemnification obligation on the Seller Indemnifying Parties, Purchaser shall not (i) file any amended Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period, or (ii) settle any actions, inquiries, claims, assessments, audits or similar events with a Governmental Authority with respect to Taxes against the Company, in each case, for any taxable period or portion thereof that ends on or prior to the Closing Date without first obtaining the consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall not take any action (i) on the Closing Date or after the Closing, that could increase any Tax liability of the Company or Seller for any Pre-Closing Tax Period or Straddle Period, or (ii) subsequent to the Closing, that would cause the Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-10 and 2008-111.

10.3 Transfer Taxes. All Transfer Taxes shall be borne by the Sellers. Purchaser shall duly and timely prepare and file any Tax Return relating to such Taxes. Purchaser shall give the Sellers’ Representative a copy of each such Tax Return for their review and comments at least fifteen (15) days prior to filing and shall give the Sellers’ Representative a copy of such Tax Return as filed, together with proof of payment of the Taxes shown thereon to be payable. To the extent permitted by Law, Purchaser and the Sellers’ Representative shall cooperate to obtain exemptions from such Transfer Taxes.

10.4 Section 338(g) Elections. Neither Purchaser nor the Company shall make an election under Section 338(g) of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law) with respect to the Transactions, or make any other Tax election or take any other action that has the effect of increasing the amount of Taxes attributable to a Pre-Closing Tax Period.

10.5 Tax Refunds. Purchaser shall cause the Company to pay to the Sellers, promptly upon receipt thereof, any and all refunds of Taxes (including interest thereon if any received from any Taxing Authority with respect to such refund) received after the Closing Date with respect to, or attributable to any Pre-Closing Tax Period, except to the extent that such refund is reflected as an asset in the calculation of the Working Capital, as finally determined.

Article XI

MISCELLANEOUS

11.1 Expenses. Except as otherwise provided in this Agreement or the other Transaction Agreements, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Transactions.

11.2 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without regard to the choice of law principles thereof.

11.3 Submission to Jurisdiction; Waivers. The Parties agree that any dispute, controversy or claim arising out of or relating to the Transactions or to this Agreement, or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any Law, shall be resolved exclusively in the state or federal courts sitting in the State of New York (the “New York Courts”)]. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(a) submits for itself and its property in any action relating to the Transactions or to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the New York Courts, and appellate courts having jurisdiction of appeals from any of the foregoing courts, and agrees that all claims in respect of any such action shall be heard and determined in such New York Courts or, to the extent permitted by Law, in such appellate courts;

(b) consents that any such action may and shall be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient forum, and agrees not to plead or claim the same;

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.3(c);

(d) agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 11.7; and

(e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

11.4 Further Assurances. After the Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transactions.

11.5 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Agreements represent the entire understanding and agreement between the Parties with respect to the Transactions and supersedes all prior agreements among the Parties respecting the Transactions. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth as described in this Agreement.

11.6 Amendments and Waivers. Prior to Closing, this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser and the Company. Following Closing, this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser and the Sellers’ Representative. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In the event any provision of any other Transaction Agreement shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

11.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by facsimile or e-mail (with written confirmation of receipt), or (c) one (1) Business Day following the day sent by overnight courier (charges prepaid), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this provision).

If to the Sellers, or, prior to the Closing, the Company, to:

Design Reactor, Inc., dba CXApp

309 Ray St.

Pleasanton, CA 94566

Attention: Leon Papkoff

With a copy (which shall not constitute notice) to:

M&H, LLP

525 Middlefield Road, Suite 250

Menlo Park, CA 94025

Attention: Patrick Kelly

If to Purchaser, to:

Inpixon

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

Attention: Nadir Ali, CEO; Melanie Figueroa, General Counsel

Phone: (408) 702-2167

With a copy (which shall not constitute notice) to:

Mitchell, Silberberg & Knupp LLP

437 Madison Ave., 25th Floor

New York, NY 10022

Attention: Blake Baron

Phone: (917) 546-7709

11.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

11.9 Specific Performance.

(a) Each Party acknowledges and agrees that, prior to the Closing, the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Sellers, the Company or Purchaser could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled at law or in equity, before or after the Closing each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Each of the Parties further agrees that it shall not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, (i) the appropriateness of the specific performance contemplated by this Section 11.9 and (ii) the exclusive jurisdiction of the courts set forth in Section 11.3 with respect to any action brought for any such remedy.

(b) Each Party further agrees that (i) by seeking the remedies provided for in this Section 11.9, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement or in the event that the remedies provided for in this Section 11.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 11.9 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 11.9 prior or as a condition to exercising any termination right under Article IX, nor shall the commencement of any action pursuant to this Section 11.9 or anything set forth in this Section 11.9 restrict or limit any such Party’s right to terminate this Agreement in accordance with Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.

11.10 No Third-Party Beneficiaries; No Recourse Against Affiliates. Except as expressly set forth in Section 11.13, nothing in this Agreement, express or implied, is intended or shall be construed to give any rights to any Person or entity other than the Parties and their successors and permitted assigns.

11.11 Assignment. No Party may assign or transfer this Agreement or any right, interest or obligation hereunder, directly or indirectly (by operation of Law or otherwise), without the prior written approval of Purchaser, on the one hand, and the Sellers, on the other hand. Any assignment in violation of this Section 11.11 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.12 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission (including e-mail), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures.

11.13 Conflict Waiver; Attorney-Client Privilege.

(a) Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i) M&H, LLP has acted as counsel to (A) the Company and (B) Sellers and each of their Affiliates (collectively, the “Seller Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Purchaser agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by M&H, LLP (or any successor) (“Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii) Purchaser shall not, and shall cause the Company not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the Company by Seller Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 11.13 shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(b) All communications between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (but not general business matters of the Company) (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Purchaser or the Company. Accordingly, Purchaser and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of the Seller Group. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Purchaser or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Purchaser or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Purchaser nor the Company) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Purchaser or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Purchaser and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Purchaser nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Sellers’ Representative on behalf of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Purchaser or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Purchaser’s counsel, then Purchaser shall immediately (and, in any event, within 10 Business Days) notify Sellers in writing so that Sellers can seek a protective order.

(c) This Section 11.13 is intended for the benefit of, and shall be enforceable by, Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of Seller Group Law Firm.

11.14 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

Article XII

DEFINITIONS AND INTERPRETATIONS

12.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 12.1:

“Accounting Referee” means such independent accounting firm or consulting firm mutually acceptable to both Purchaser and the Sellers’ Representative.

“Accounting Rules” means, collectively, (i) the rules, principles, methods, judgments and sample calculation of Working Capital set forth on Exhibit B (collectively, the “Agreed Principles”), (ii) the accounting principles, methods and practices used in preparing the Company Financial Statements (collectively, “Historical Principles”) and (iii) GAAP, applied in a manner consistent with its application to the preparation of the Company Financial Statements (“Historical GAAP”); provided, that notwithstanding any provisions or concepts of GAAP, no developments or events taking place after the Closing Date shall be taken into account; provided, further, that in the event of any conflict among the Agreed Principles, the Historical Principles, and Historical GAAP, then the Agreed Principles shall take precedence, followed by the Historical Principles, followed by Historical GAAP.

“Action” means any claim, action, enforcement action, penalty notice, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, notice of assessment, notice or reassessment or investigation of any nature, civil, criminal, administrative, investigative, regulatory or otherwise, whether at law or in equity.

“Adjustment Time” means 11:59 p.m., U.S. Eastern Time, on the Closing Date or such other time on the Closing Date as the Parties agree in writing that the Closing shall take place.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Allocation Schedule” means the schedule of the allocation of the Cash Purchase Price and the Purchaser Shares among the Sellers, attached hereto as Exhibit A, presented as if all of the Non-Signing Sellers executed this Agreement as Sellers, which shall include the following: (i) the name of each Seller, the number of Shares held by each Seller, the portion of the Cash Purchase Price payable to each such Seller for such Shares, the portion of the Purchaser Shares issuable to each such Seller for such Shares, the portion of the Holdback Amount allocable to each such Seller (which shall be expressed as a percentage), any Shares which were unvested as of immediately prior to the Closing and which are not subject to a valid election under Section 83(b) of the Code and the portion of the Earnout Payment allocable to each Selected Seller (which shall be expressed in a dollar value and as a percentage); and (ii) for any Optionholder, the number of shares subject to Options held by such Seller and the related exercise price, the portion of the Vested Option Payout payable to such Optionholder, the portion of the Unvested Option Payout payable to such Optionholder, and whether amounts payable in respect of such Options are (x) subject to withholding for employment Taxes or (y) not subject to withholding for employment Taxes. The Allocation Schedule shall also include, separately, the Pro Rata Portion of the Sellers’ Representative Fund applicable to each Seller that is a Party to this Agreement as of the date hereof.

“Applicable Privacy and Security Laws” means all applicable Laws and guidance issued by a Governmental Authority concerning the privacy or security of Personal Information or other confidential data, and all regulations promulgated and guidance issued by Governmental Authorities thereunder.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of (i) all cash and (ii) all cash equivalents (including deposits, amounts held in escrow, marketable securities and short term investments) of the Company determined in accordance with GAAP as of immediately prior to the Closing. Cash and Cash Equivalents shall (i) be reduced by issued but uncleared checks and drafts of the Company and (ii) be increased by checks and drafts deposited for the account of the Company, in each case as of immediately prior to the Closing.

“Closing Cash” means the aggregate amount of all Cash and Cash Equivalents of the Company as of the Adjustment Time.

“Closing Date Indebtedness” means all Indebtedness of the Company as of immediately prior to the Closing.

“Closing Price” means the higher of (i) the price per share at which shares of Purchaser Common Stock are issued in connection with an offering of equity securities (including securities convertible or exercisable for equity) in a financing consummated by Purchaser where the proceeds are used to fund the Transactions; and (ii) the lower of: (A) the closing price of the Purchaser Common Stock (as reflected on Nasdaq.com) immediately preceding the execution of this Agreement; or (B) the average closing price of the Purchaser Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the execution of this Agreement (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial-Off-The-Shelf Software” means software that was obtained from a third party on general commercial terms widely and readily available for purchase by the general public on such commercial terms, and was licensed on a non-exclusive basis for fixed payments of less than $10,000 in the aggregate or annual payments of less than $10,000per year.

“Common Stock” means the common stock of the Company.

“Company IT Systems” means the software, computer systems, servers, hardware, network equipment, databases, websites, and other information technology systems that are used by the Company to process, store, maintain and operate data, information, and functions in the conduct of the business by the Company, whether owned, leased or licensed by the Company.

“Company Material Adverse Effect” means a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company; provided that no event, change, occurrence, circumstance or effect (by itself or taken together with any and all other events, changes, occurrences, circumstances or effects) that results from or arises out of or is related to any of the following shall constitute or be deemed to contribute to a “Company Material Adverse Effect”, or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world; (iii) changes in political conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world; (iv) any epidemics, pandemics, disease outbreaks, or other public health emergencies and government mandated business closures resulting therefrom; (v) changes affecting the industry generally in which the Company operates; (vi) the announcement of this Agreement, the pendency of the Transactions or any investigation or challenge to the Transactions, or the consummation of the Transactions (including but not limited to, for the avoidance of doubt, the loss of any employees, suppliers, customers, advertisers, assets, or property interests resulting from the identity of Purchaser or the pendency of any investigation or challenge to the Transactions); (vii) compliance with the terms of, or the taking of any action required or contemplated by this Agreement or undertaken with Purchaser’s consent pursuant to the terms of this Agreement, or the failure to take any action prohibited by this Agreement or to which Purchaser refused to provide consent pursuant to the terms of this Agreement; (viii) changes in Law or other legal or regulatory conditions (or the interpretation thereof); (ix) changes in GAAP or other accounting standards (or the interpretation thereof); or (x) any failure, in and of itself, by the Company to meet internal or external projections or forecasts or revenue or earnings predictions (provided that the cause or basis for the Company failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Company Material Adverse Effect, unless such cause or basis is otherwise excluded by this definition).

“Company Products” means the Company’s cloud based mobile app platform.

“Contract” means any written agreement, contract, indenture, note, mortgage, bond, lease or license.

“Data Room” means the electronic documentation site established on behalf of the Company.

“Environmental Laws” means as enacted and in effect on or prior to the Closing Date any Laws concerning pollution or protection of the environment, or the release, treatment, storage, transportation, remediation, or disposal of Hazardous Materials.

“Equitable Principles” means (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

“Equity Compensation Plan” means the Company’s 2021 Stock Plan, adopted as of January 27, 2021.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Representations” means the representations and warranties provided in Section 3.1 (Authorization of Agreement), Section 3.2 (Organization and Power), Section 3.4 (Title to Securities), Section 4.1 (Organization and Power), Section 4.2 (Authorization of Agreement), Section 4.4 (Capitalization), Section 4.10 (Taxes), Section 5.1 (Organization and Power), Section 5.2 (Authorization of Agreement) and Section 5.4 (Valid Issuance of Purchaser Shares).

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governmental Authority” means any government or governmental, judicial, administrative or regulatory body thereof, or political subdivision thereof, whether domestic, foreign, federal, state, provincial or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Materials” means any substances, wastes or materials that pose a hazard to human health or the environment and are listed, regulated or defined as hazardous, toxic, pollutants, or contaminants under any Environmental Laws, including materials defined as “hazardous substances” under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., and petroleum or petroleum products (including, crude oil or any fraction thereof).

“Indebtedness” of any Person means, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest of (A) indebtedness of such Person or its Subsidiaries for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person or its Subsidiaries is responsible or liable; (ii) all obligations of such Person or its Subsidiaries issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding accounts payable and other current liabilities arising in the Ordinary Course of Business); (iii) all obligations of the type referred to in clauses (i) and (ii) of other Persons for the payment of which such Person or its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor or surety; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person or its Subsidiaries; provided, however, that Indebtedness shall not include (x) any amounts taken into account in the calculation of the Working Capital or Transaction Expenses, (y) any obligations under Leases or (z) any undrawn letter of credit or similar instrument.

“Indemnified Parties” means, as applicable in the context, the Purchaser Indemnified Parties or the Seller Indemnified Party.

“Indemnified Taxes” means (i) any and all Taxes of the Company or any of its Subsidiaries (including, without limitation, Taxes attributable to the Company’s assets or employees) that are attributable to any Pre-Closing Period (including as a result of Section 965 of the Code (or any corresponding provisions of state or local law)), (ii) any and all Taxes of any other Person imposed on the Company or any of its Subsidiaries (or for which the Company or any of its Subsidiaries may be liable) as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (iii) any and all Taxes imposed on the Company or any of its Subsidiaries (or for which the Company or any of its Subsidiaries may be liable) as a result of being a member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law, (iv) any breach or inaccuracy of a representation or warranty with respect to Taxes set forth in this Agreement and (v) any Taxes imposed on the Company or any of its Subsidiaries resulting from or attributable to the consummation of the transactions contemplated by this Agreement (including any payment that is treated as compensation for Tax purposes or any Transfer Taxes).

“Indemnifying Parties” means, as applicable, Purchaser and the Seller Indemnifying Parties.

“Intellectual Property” means any and all (i) works of authorship (whether or not published) copyrighted works and all applications, registrations, and renewals in connection therewith; (ii) inventions (whether or not patentable), and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (iii) trade names, trademarks, service marks, and trade dress, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iv) trade secrets and confidential information; and (v) Internet domain names.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge after reasonable inquiry, and assuming reasonable discharge of such Person’s professional duties, of Leon Papkoff, Skye Barcus, Melanie Li, Andrea Williams, Lillie Lee and Jimmy Chan.

“Law” means all foreign, federal, state, provincial and local laws, statutes, codes, ordinances, rules, regulations, resolutions and Orders.

“Leases” means any lease, license, sublease, sublicense, franchise, easement or other Contract pursuant to which a Person has the right to use any real, personal or intangible property. When used as a verb, the word “Lease” or “Leased” (or words having correlative meanings) means to lease, license, sublease, sublicense, obtain a franchise, acquire an easement or otherwise use any real, personal or intangible property.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Authority or arbiter.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust or other security interest.

“Loss” or “Losses” means all damages, losses, claims, liabilities, demands, charges, suits, penalties and expenses (including reasonable attorneys’ and other professionals’ fees and disbursements).

“Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification, or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Options” mean the outstanding options to purchase Shares issued under the Equity Compensation Plan.

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award of a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company consistent with past practices.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, limited liability company agreement, trust agreement or other similar organizational document or agreement, as applicable, of such Person.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) all Liens disclosed in policies of title insurance and/or recorded in public records; (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable or not yet delinquent (or which may be paid without interest or penalties) or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business or the amount or validity of which is being contested in good faith by appropriate proceedings; (iv) pledges, deposits or other Liens to the performance of bids, trade Contracts (other than for borrowed money), Leases or statutory obligations (including, workers’ compensation, unemployment insurance or other social security legislation, but excluding Liens for Taxes); (v) zoning, entitlement and other land use or Environmental Laws by any Governmental Authority; (vi) minor survey exceptions and matters as to the real property which would be disclosed by an accurate survey or inspection of such real property and which do not materially impair the current occupancy or current use of such real property; (vii) any Lien affecting the fee interest of any Leased Real Property not created by the Company; (viii) title of a lessor under a capital or operating Lease; (ix) any Liens discharged or released at or in connection with Closing; and (x) such other imperfections in title, charges, easements, covenants, rights of way, conditions, restrictions and encumbrances which would not have, individually or in the aggregate, a Company Material Adverse Effect.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means any information that identifies, or in combination with other information may identify, an individual, including name, address, telephone number, health information, social security number, driver’s license number, government-issued identification number, financial account number or log-in information.

“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pro Rata Portion” means with respect to each Seller that is a Party to this Agreement as of the date hereof, the proportion that the number of Shares owned by such Seller bears to the total number of Shares purchased by Purchaser pursuant to this Agreement on the date hereof, as set forth in the Allocation Schedule.

“Processor” means a third-party that has been appointed by the Company to process Personal Information on behalf of the Company.

“Products” means all products and/or services, including any software or applications, that is exclusively licensed to, owned or purported to be owned by the Company and that is licensed, sold, distributed and/or otherwise made commercially available by the Company.

“Purchaser Common Stock” means the Purchaser’s common stock, par value $0.001 per share.

“Purchaser Indemnified Parties” means Purchaser and its respective directors, officers, managers, employees, agents, direct and indirect equityholders, members, partners and each of their respective Affiliates (including, after the Closing, the Company), successors and assigns.

“Purchaser Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole or (ii) any event, change, occurrence, circumstance or effect that, when taken individually or together with all other adverse events, changes, occurrences, circumstances or effects, would not reasonably be expected to prevent or materially delay Purchaser or its Affiliates from consummating the Transactions or performing its obligations under this Agreement.

“Restricted Territory” means all locations where the acquired business has been carried on.

“Schedules” means the schedules to this Agreement, including the Company Disclosure Schedule and/or the Purchaser Disclosure Schedule, as the case may be.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed by Purchaser under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Purchaser was required by law or regulation to file such material).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Indemnified Party” means each Seller.

“Seller Indemnifying Parties” means the Sellers and the Company (prior to the Closing).

“Sellers’ Representative Fund” means an amount in cash equal to $50,000 contributed based on each Sellers’ Pro Rata Portion as set forth in the Allocation Schedule.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other equity interests is owned, directly or indirectly, by another Person.

“Tax” or “Taxes” means any federal, state, or local taxes or any foreign taxes, including all net income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever, whether disputed or not and including any interest, penalty or addition thereto imposed by a Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement or attachment thereto, and including any amendment thereof required to be filed with a Taxing Authority in respect of any Taxes.

“Taxing Authority” means the IRS or any Governmental Authority (including, without limitation, any foreign Governmental Authority), board, bureau, body, department or authority having or purporting to exercise jurisdiction with respect to any Tax.

“Threshold” means an amount equal to $25,000.

“Transaction(s)” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transaction Agreements” means this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to which Purchaser, the Company or the Seller is a party or to be executed by Purchaser, the Company or the Seller in connection with the consummation of the Transactions.

“Transaction Expenses” means, without duplication and only to the extent not paid prior to Closing, the collective amount of all (i) out-of-pocket costs and expenses incurred by the Company in connection with the Transactions payable by the Company to outside legal counsel, accountants, advisors, brokers and other third parties; (ii) transaction bonuses, change of control or similar payments (other than those arising from actions of Purchaser taken after the Closing) that are due to any current or former employee, officer or director of the Company directly as a result of the consummation of the Transactions pursuant to any Contract entered into by the Company prior to the Closing; and (iii) the employer portion of all payroll Taxes payable in respect of (x) any of the amounts described in clause (ii) or (y) in respect of the vesting, exercise or cash-out of any stock options, restricted stock, restricted stock units or other equity or equity-based incentives, the Option Payout, the Bonus Payout or the acceleration of any unvested restricted stock or restricted stock units pursuant to Section 1.4(d); provided, however, that Transaction Expenses shall not include (x) any amounts taken into account in the calculation of the Closing Date Indebtedness or (y) any prepayment penalties, redemption premiums, call premiums, make-whole payments or similar fees, costs, expenses and/or penalties incurred in relation to the payment of any Indebtedness.

“Transfer and Assignment Agreement” means that certain instrument of transfer and assignment in the form attached hereto as Exhibit C duly executed by the Seller, evidencing transfer and assignment to Purchaser of the Shares.

“Transfer Taxes” means transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges, and other similar fees and charges (including any penalties and interest), incurred in connection with the consummation of the Transactions.

“Working Capital” means, with respect to the Company: (i) current assets of the Company, as of the Adjustment Time, that are included in the line item categories of current assets specifically identified on Exhibit B, less (ii) those current liabilities of the Company, as of the Adjustment Time (which shall include accrued liabilities), that are included in the line item categories of current liabilities specifically identified on Exhibit B, in each case, without duplication, and as determined in a manner consistent with the Accounting Rules. Notwithstanding anything to the contrary contained herein, in no event shall “Working Capital” include any amounts with respect to (w) any fees, expenses or liabilities related to any financing by Purchaser and its Affiliates of the Transactions, (x) any Transaction Expenses, Closing Date Indebtedness or Closing Cash, (y) any prepayment penalties, redemption premiums, call premiums, make-whole payments or similar fees, costs, expenses and/or penalties incurred in relation to the repayment of any Indebtedness, or (z) income or deferred Tax assets or liabilities.

“Working Capital Target” means $618,509.07.

(b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Agent	Section 6.7
Aggregate Purchase Price	Section 1.2
Agreed Principles	Definition of “Accounting Rules”
Agreement	Preamble
Amended Offer Letter	Section 1.4(e)
Balance Sheet	Section 4.5(a)(ii)
Balance Sheet Date	Section 4.5(a)(ii)
Benefit Plan(s)	Section 4.17
Bonus Payout	Section 1.4(e)
Bonus Payout Date	Section 1.4(e)
Cap	Section 8.2(c)(ii)
Cash Consideration	Section 1.2
Cash Purchase Price	Section 1.2
Cashed-Out Option Payout	Section 1.4(a)(iii)
Cashed-Out Options	Section 1.4(a)(iii)
Closing	Section 2.1

Closing Date	Section 2.1
Closing Date Cash Purchase Price	Section 1.6(c)
Closing Payment(s)	Section 1.5
Closing Statement	Section 1.6(c)
Company	Preamble
Company Disclosure Schedule	Article IV
Company Financial Statements	Section 4.5(a)
Company Software	Section 4.15(c)
Confidentiality Agreement	Section 6.4
Contingent Workers	Section 4.18(c)
Direct Claim	Section 8.5
Dispute Notice	Section 1.6(d)(i)
Earnout Payment Date	Section 1.8(c)
Earnout Payment	Section 1.8(c)
Earnout Period	Section 1.8(a)(i)
Earnout Report	Section 1.8(c)
Earnout Shares	Section 1.8(c)
Earnout Target	Section 1.8(a)
Environmental Permits	Section 4.12(a)(ii)
Estimated Cash Purchase Price	Section 1.6(a)
Final Closing Date Cash Purchase Price	Section 1.6(e)
Foreign Plan	Section 4.17(h)
Governmental Approval	Section 4.3(b)
Grant Date	Section 4.4(c)
Historical GAAP	Definition of “Accounting Rules”
Historical Principles	Definition of “Accounting Rules”
Holdback Amount	Section 1.2
Holdback Expiration Date	Section 1.9(a)
Lease(d)	Definition of “Leases”
Leased Real Property	Section 4.11(a)
Licensed Intellectual Property	Section 4.15(d)
Limited Guarantee	Recitals
Loss Payment	Section 8.8(a)
Material Contract(s)	Section 4.13(a)
Material Customers	Section 4.23
Meeting	Section 6.15
New York Courts	Section 11.3
Non-Signing Seller	Section 1.11
Offering Materials	Section 6.14
Option Cancellation Agreement	Recitals
Option Holdback Amount	Section 1.4(b)
Option Holdback Funds	Section 1.4(b)
Option Holdback Release Rate	Section 1.4(b)
Owned Intellectual Property	Section 4.15(a)
Parties	Preamble
Party	Preamble

Pending Claim	Section 1.9(b)
Pre-Closing Statement	Section 1.6(a)
Privileged Communications	Section 11.13(b)
Proposal	Section 6.7
Purchaser	Preamble
Purchaser Disclosure Schedule	Article V
Purchaser Income Tax Returns	Section 9.1(b)
Purchaser Returns	Section 9.1(b)
Purchaser Shares	Section 1.2
Real Property Lease	Section 4.11(a)
Registered Intellectual Property	Section 4.15(a)
Registration Statement	Section 6.8(a)
Related Party	Section 4.19
Restricted Period	Section 6.10(a)
Restricted Persons	Section 6.10(a)
Revenue	Section 1.8(a)(i)
Selected Sellers	Section 1.8
Seller	Preamble
Seller Group	Section 11.13(a)(i)
Seller Group Law Firm	Section 11.13(a)(i)
Seller Returns	Section 9.1(a)
Sellers’ Representative	Section 1.10
Share(s)	Recitals
Survival Date	Section 8.1(b)
Terminated Contractors	Section 2.2(p)
Termination Date	Section 9.1(a)(iii)
Third Party Claim	Section 8.4(a)
Union	Section 4.18(a)
Unvested Non-U.S. Option Payout	Section 1.4(a)(ii)
Unvested Non-U.S.Option Payout Date	Section 1.4(b)
Unvested Non-U.S. Options	Section 1.4(a)(ii)
Vested Option Payout	Section 1.4(a)(i)
Vested Options	Section 1.4(a)(i)

12.2 Certain Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Time of the Essence; Calculation of Time Periods. Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.

(c) Exhibits/Schedules/Construction. The Exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. If a subject matter is addressed in more than one representation and warranty in this Agreement, Purchaser shall be entitled to rely only on the most specific representation and warranty addressing such matter. Any disclosure set forth in one section of the Schedules shall apply to (i) the representations and warranties or covenants contained in the Section of this Agreement to which it corresponds in number, (ii) any representation and warranty or covenant to which it is referred by cross reference, and (iii) any other representation or warranty or covenant to the extent it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such representation or warranty or covenant.

(d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article,” “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.

(f) Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h) Made Available. An item shall be considered “made available” to a Party hereto, to the extent such phrase appears in this Agreement, only if such item has been provided in writing (including via electronic mail) to such Party or its representatives or posted by the Company or its representatives in the Data Room.

(i) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements, or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(j) Material. As used in this Agreement, unless the context would require otherwise, the term “material” and the concept of the “material” nature of an effect upon the Company or its business shall be measured relative to the Company as its business is currently being conducted. There have been included in the Company Disclosure Schedule or the Purchaser Disclosure Schedule and may be included elsewhere in this Agreement items which are not “material” within the meaning of the immediately preceding sentence for informational purposes and in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an agreement by the Parties that such items are “material” or to further define the meaning of such term for purposes of this Agreement.

(k) Joint Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

INPIXON

By:	/s/ Nadir Ali
	Name:	Nadir Ali
	Title:	Chief Executive Officer

THE COMPANY:

DESIGN REACTOR, INC., DBA THE CXAPP

By:	/s/ Leon Papkoff
	Name:	Leon Papkoff
	Title:	CEO

SELLERS’ REPRESENTATIVE:

/s/ Leon Papkoff
Leon Papkoff

SELLERS:

Leon Papkoff
Name of Seller (Print)

/s/ Leon Papkoff
Signature

[Signature Page to Stock Purchase Agreement]

Skye Barcus
Name of Seller (Print)

/s/ Skye Barcus
Signature

Andrea Williams
Name of Seller (Print)

/s/ Andrea Williams
Signature

Darby Mason-Werner
Name of Seller (Print)

/s/ Darby Mason-Werner
Signature

Chan Hok Leong
Name of Seller (Print)

/s/ Chan Hok Leong
Signature

Li Yuelin
Name of Seller (Print)

/s/ Li Yuelin
Signature

Thomas Wyatt
Name of Seller (Print)

/s/ Thomas Wyatt
Signature

[Signature Page to Stock Purchase Agreement]

Chen Chunguang
Name of Seller (Print)

/s/ Chen Chunguang
Signature

Cai Chengyue
Name of Seller (Print)

/s/ Cai Chengyue
Signature

Glenda R. Juele
Name of Seller (Print)

/s/ Glenda R. Juele
Signature

Lin Yanjia
Name of Seller (Print)

/s/ Lin Yanjia
Signature

Lin Jiazhen
Name of Seller (Print)

/s/ Lin Jiazhen
Signature

[Signature Page to Stock Purchase Agreement]

Tan Yongxiang
Name of Seller (Print)

/s/ Tan Yongxiang
Signature

Yulih Lee
Name of Seller (Print)

/s/ Yulih Lee
Signature

Alex Le
Name of Seller (Print)

/s/ Alex Le
Signature

Jeff Dumo
Name of Seller (Print)

/s/ Jeff Dumo
Signature

Kenny Chen
Name of Seller (Print)

/s/ Kenny Chen
Signature

Patrick Lee
Name of Seller (Print)

/s/ Patrick Lee
Signature

[Signature Page to Stock Purchase Agreement]

Stephen Wang
Name of Seller (Print)

/s/ Stephen Wang
Signature

Senh Duong
Name of Seller (Print)

/s/ Senh Duong
Signature

Joe Huang
Name of Seller (Print)

/s/ Joe Huang
Signature

Bobby Lee
Name of Seller (Print)

/s/ Bobby Lee
Signature

Binh Ngo
Name of Seller (Print)

/s/ Binh Ngo
Signature

[Signature Page to Stock Purchase Agreement]

Chih-hung Yeh
Name of Seller (Print)

/s/ Chih-hung Yeh
Signature

Paul Lee
Name of Seller (Print)

/s/ Paul Lee
Signature

John Joh
Name of Seller (Print)

/s/ John Joh
Signature

Mark Moran
Name of Seller (Print)

/s/ Mark Moran
Signature

Susan Nakasora
Name of Seller (Print)

/s/ Susan Nakasora
Signature

Chung Yu Wang
Name of Seller (Print)

/s/ Chung Yu Wang
Signature

[Signature Page to Stock Purchase Agreement]

Lily Chi
Name of Seller (Print)

/s/ Lily Chi
Signature

Larry Barber
Name of Seller (Print)

/s/ Larry Barber
Signature

Kai Chang
Name of Seller (Print)

/s/ Kai Chang
Signature

Boon Khoo
Name of Seller (Print)

/s/ Boon Khoo
Signature

Matt Stone
Name of Seller (Print)

/s/ Matt Stone
Signature

[Signature Page to Stock Purchase Agreement]

Exhibit A

Sellers and Allocation Schedule

Exhibit B

Sample Working Capital and Agreed Principles

Exhibit C

FORM OF TRANSFER AND ASSIGNMENT AGREEMENT

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, [●] (“Assignor”) hereby sells, assigns, transfers and conveys to [●] (“Assignee”) all of his right, title and interest in and to [●] shares of Common Stock of Design Reactor, Inc., dba The CXApp, a California corporation (the “Company”), in accordance with the terms and conditions set forth in that certain Stock Purchase Agreement, entered into as of April 30, 2021, by and among Assignor, Assignee, the Company and the other Parties thereto (as defined therein).

IN WITNESS WHEREOF, the undersigned Assignor has duly executed this Transfer and Assignment Agreement to be effective as of [●], 2021.

ASSIGNOR:

[Name]

Exhibit D

Form of Release

Exhibit E

Form of Option Cancellation Agreement

Exhibit F

Form of Joinder to Stock Purchase Agreement

Exhibit G

Form of Accredited Investor Certification

Exhibit H

Form of Regulation S Certification

Exhibit I

Form of Termination Agreement

Exhibit J

Form of Founder Termination Agreement